Exhibit 10.16

HOTEL MANAGEMENT AGREEMENT

[NAME OF HOTEL]

between

[NAME OF OWNER]

and

HYATT CORPORATION,

a Delaware corporation

DATED:                     , 2009 (the “Effective Date”)

		Page

[to be updated]

ARTICLE I Definitions; Term; [Performance Test]		1

1.1	Definitions	1

1.2	Term of Agreement	1

1.3	Performance Test	3

ARTICLE II Appointment of Operator		8

2.1	Grant of Authority	8

2.2	Standard of Operation	9

2.3	Nature of Relationship; Limitation of Fiduciary Duty	9

2.4	Scope of Authority	10

2.5	Limitations on Operator’s Authority	14

2.6	Limitations on Operator’s Duties	17

2.7	Other Properties of Operator and its Affiliates	18

2.8	Use of Affiliates	19

2.9	Irrevocability of Contract	19

2.10	Eligible Independent Contractor	20

ARTICLE III [Construction/Conversion] of Hotel		19

3.1	Owner’s Obligation	21

ARTICLE IV Operation of Hotel		21

4.1	Annual Plan	21

4.2	Legal Requirements	27

4.3	Maintenance, Repairs, Alterations and Reserves	28

4.4	Hotel Employees	30

4.5	Centralized Services	31

4.6	Purchasing	32

4.7	Operating Accounts	34

4.8	Books and Records; Reporting	35

ARTICLE V Trade Names and Other Intellectual Property		39

5.1	Name of Hotel	39

5.2	Ownership of Intellectual Property	39

5.3	Owner Marketing	40

©2009 Hyatt Corporation	-i-

(continued)

©2009 Hyatt Corporation	-ii-

(continued)

©2009 Hyatt Corporation	-iii-

(continued)

		Page
16.10	Amendments	83

16.11	Successors and Assigns	83

16.12	Governing Law	83

16.13	Survival and Continuation	83

16.14	Confidentiality	84

16.15	Further Assurances	85

16.16	Intentionally Omitted	85

16.17	Trade Area Restriction and Competing Facilities	85

EXHIBIT A Legal Description of Site		1

EXHIBIT B Definitions		1

EXHIBIT C Certificate of Authority		1

EXHIBIT D Form of Non-Disturbance Agreement		1

EXHIBIT E Area of Protection		2

©2009 Hyatt Corporation	-iv-

HOTEL MANAGEMENT AGREEMENT

[NAME OF HOTEL]

THIS HOTEL MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date indicated on the cover page of this Agreement, by and between [                                        , a                     ] (“Owner”), and HYATT CORPORATION, a Delaware corporation (“Operator”).

PRELIMINARY STATEMENT

Owner is the owner of certain real property located in [City, State] that is more particularly described on the attached Exhibit A (the “Site”), on which [is located/Owner proposes to construct and develop] a hotel having the following facilities and amenities:                      (the “Hotel”). Owner now desires to retain Operator to manage and operate the Hotel under the “                    ” brand and to perform the related services herein described, upon the terms and conditions herein set forth. Operator desires to manage and operate the Hotel on behalf of Owner as herein provided. [ for use in new hotels or conversions only: Concurrently with the execution and delivery hereof, Owner and Operator are entering into the “Pre-Opening Agreement” (hereinafter defined) setting forth certain technical assistance and pre-opening services to be rendered by Operator during the “Pre-Opening Period” (hereinafter defined).]

NOW, THEREFORE, Owner and Operator hereby agree as follows:

ARTICLE I

Definitions; Term; [Performance Test]

1.1 Definitions.

Unless the context otherwise specifies or requires, all capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit B attached hereto and by this reference incorporated herein.

1.2 Term of Agreement.

(a) Initial Term. This Agreement shall be effective on and as of the Effective Date; however, the initial operating term of this Agreement (the “Initial Term” and together with any Renewal Term, the “Term”) shall commence on the Opening Date and shall continue until 11:59 p.m. (local time at the Hotel) on December 31 of the year in which the twenty (20th)

©2009 Hyatt Corporation

anniversary of the Opening Date shall occur, unless this Agreement shall be sooner terminated as herein provided. [revise as necessary for properties operating under Hyatt flag currently]

(b) Renewal Terms. Unless this Agreement has previously been terminated pursuant to its express terms, Operator shall have the right and option, in its discretion, to extend the Term for two (2) renewal terms of ten (10) years each (each such option as it applies to each such renewal term being herein referred to as a “Renewal Option” and each such term resulting from exercise of a Renewal Option being herein referred to as a “Renewal Term”), which shall commence upon the expiration of the Initial Term, or expiration of the immediately preceding Renewal Term, as the case may be, provided that (i) Operator shall deliver notice to Owner of its election to exercise the Renewal Option not later than twelve (12) calendar months prior to the expiration of the then applicable Initial Term or Renewal Term, as the case may be, of its election not to exercise such Renewal Option, it being understood that Operator will be deemed to have elected to exercise the Renewal Option if it fails to deliver notice of its election not to do so; (ii) on the date of exercise of the Renewal Option, Operator shall not be a Defaulting Party hereunder with respect to any Default or Event of Default for which Owner has provided written notice to Operator and as to which Owner has a right of termination hereunder that has not previously been cured by Operator (or, if such Default is not capable of being cured within the time limits provided, that Operator has not commenced with reasonable diligence to cure, as provided in Section 11.2) or waived by Owner. No further confirmation of any Renewal Term shall be necessary; however, upon the request of either Party, the Parties shall execute and deliver to Operator a supplement to this Agreement for the purpose of evidencing the fact that the applicable Renewal Term has become effective.

If Operator shall have exercised its Renewal Option, and Owner reasonably believes any one or more of the preceding conditions shall not have been satisfied, any disagreement between Owner and Operator with respect thereto which Owner and Operator are unable to resolve between themselves shall be resolved by arbitration conducted in accordance with the provisions of this Agreement and, during the pendency of any such arbitration, Operator shall continue to manage and operate the Hotel pursuant to the provisions hereof as though the Renewal Option shall have been properly exercised, and, if the arbitration award shall determine that Operator does not have the right to exercise the Renewal Option, this Agreement, and the Term and Operator’s management and operation of the Hotel hereunder shall terminate sixty (60) days after the entry of any such award. Each Renewal Term shall be on the same terms and conditions as the Initial Term.

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1.3 Performance Test .

(a) Definitions. For purposes of this Section 1.3 (or any other section of this Agreement which makes reference to the definitions contained in this Section 1.3) the following terms shall have the meanings indicated below:

“Achieved RevPAR” shall mean, for the Fiscal Year in question, the product of (i) the average daily occupancy rate for the Hotel or Comparable Hotels, as applicable, multiplied by (ii) the average daily room rate achieved by such Hotel or Comparable Hotels, as applicable, for such Fiscal Year. The Achieved RevPAR for the Hotel shall be calculated in the manner prescribed by the Information Source, regardless of how calculated by Operator for Hotel reporting purposes, provided that any the data submitted by the Hotel to the Information Source which is included by the Information Source shall be deducted in the calculation.

“Comparable Hotels” shall mean the following hotels: [insert comparable hotels ]. If any one or more of the preceding hotels (or any one or more of the substitutes therefor which may have been made in accordance with the provisions hereof) shall no longer be comparable to the Hotel, either Owner or Operator shall so notify the other party and a substitute for the hotel identified as no longer comparable shall be made by agreement of the parties. For purposes hereof, a hotel shall no longer be comparable to the Hotel if (i) the hotel in question is no longer in operation, or its operations have been substantially curtailed from its operations as of the date hereof (or as of the date a substitute is added as a Comparable Hotel) whether by virtue of the occurrence of a Force Majeure Cause or for any other reason; or (ii) the quality of the hotel, either physically or operationally, shall have substantially diminished as generally recognized by the traveling public whether as a result of a change of brand or otherwise. If any hotel is determined no longer to be generally comparable to the Hotel, it shall be deleted from the list of Comparable Hotels, and a substitute shall be added to the list of Comparable Hotels so long as the substitute hotel meets the following criteria: (a) the proposed substitute hotel shall have been opened for business for a period of not less than three (3) full years and has, during such period, reported its Achieved RevPAR to the Information Source; and (b) is a hotel in the same Business Segment and generally comparable in size, facilities and the level of quality, both physically and

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operationally, to the Hotel. All matters pertaining to whether any of the Comparable Hotels shall no longer be comparable, and the identification of any hotels to be substituted as herein provided, shall be determined by agreement of the parties. In the event the parties are unable to agree on one or more of the matters relevant for purposes hereof, either party shall have the right, by notice to the other party, to submit any of the matters to dispute resolution by an Expert in accordance with applicable provisions of Article XIV hereof, and pending the outcome of any such dispute resolution, no change shall be made to the then applicable list of Comparable Hotels.

“GOP Deficiency” shall mean, for the Fiscal Year in question, an amount equal to the amount, if any, by which the Hotel GOP is less than the amount of Hotel GOP required to meet the GOP Test.

“GOP Test” shall mean one of the following: (i) if the annual average occupancy rate for the Hotel for such Fiscal Year is [            ]percent (    %) or higher, the Hotel GOP is not less than [            ]percent (    %) of Gross Receipts for such Fiscal Year, (ii) if the annual average occupancy rate for the Hotel for such Fiscal Year is between [            ] percent (    %-    %) the Hotel GOP is not less than [            ]percent (    %) of Gross Receipts for such Fiscal Year, or (iii) if the annual average occupancy rate for the Hotel for such Fiscal Year is below [            ] percent (    %) the Hotel GOP is not less than [            ] percent (    %) of Gross Receipts for such Fiscal Year. If either of the RevPAR Test or the GOP Test is met for any applicable Fiscal Year, then the Performance Test shall have been deemed passed for such Fiscal Year, and the other provisions of this Section 1.3 shall not be applicable.

“Hotel GOP” shall mean the Gross Operating Profit for the Hotel for each Fiscal Year in question determined in accordance with the Uniform System.

“Information Source” shall be Smith Travel Research Inc. In the event Smith Travel Research Inc. shall no longer be in existence or is unable or unwilling to provide the required information, and thereafter Owner and Operator cannot agree upon an alternative Information Source within thirty (30) days from the date on which Owner shall request information regarding the Achieved RevPAR for the Comparable Hotels, then Owner shall select any two (2) of Price Waterhouse Coopers & Co., KPMG Peat Marwick & Co. or PFK Consulting, and deliver written notice to Operator of the two firms so selected within forty (40) days after the date on which Owner requested information on the Achieved RevPAR for the Comparable Hotels, and the

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Information Source shall then be either of the firms so selected by Owner as shall be designated by Operator in writing to Owner (or, if Operator shall fail to designate one of said firms within ten (10) days after receipt of the aforesaid written notice from Owner, the firm so selected by Owner). If Owner shall fail to deliver written notice to Operator of the two (2) firms so selected within said forty (40) day period, then Operator may select any one of the firms listed above as the Information Source and designate such firm by written notice to Owner.

“Performance Test” shall be deemed to have been met for any Fiscal Year if, for such Fiscal Year, either the GOP Test or Revpar Test is satisfied.

“Revpar Test” shall mean the Achieved RevPAR for the Hotel is equal to or greater than the Yield Index Performance Standard.

“Termination Effective Date” shall mean the date upon which any termination of this Agreement occurs pursuant to this Section 1.3.

“Yield Index Performance Standard” shall be [                    (    %)] of the numerical average (weighted by number of guest rooms) of the Achieved RevPAR for the Comparable Hotels.

(b) Owner shall have the right to terminate this Agreement if for any two (2) consecutive Fiscal Years (the first of which shall be no sooner than the fifth (5th) full Fiscal Year following the Opening Date) (such consecutive Fiscal Years being herein referred to as the “Performance Period”), the Performance Test has not been met, and is not cured by Operator pursuant to this Section 1.3. Notwithstanding the preceding sentence, any Fiscal Year in which the operation of the Hotel is materially and adversely affected by one or more of the following: (i) Force Majeure Causes or damage to or destruction of the Hotel, (ii) a taking of all or a part of the Hotel by eminent domain, condemnation or similar proceeding, (iii) failure by Owner to provide sufficient working capital funds as required hereunder and for which Operator has declared a Default, (iv) a Refurbishing Program or Major Project, or (v) if there are less than four (4) hotels in the Comparable Hotels pursuant to this Section 1.3, ((i) through (v) hereinafter referred to as an “Intervening Event” or collectively as the “Intervening Events”), shall be disregarded for all purposes hereof and shall not be included for consecutive year purposes. For avoidance of doubt, the exception contemplated by the preceding sentence is illustrated by the following example: assume that the Hotel failed the Performance Test in the sixth (6th) full Fiscal

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Year, a Refurbishing Program was undertaken in the seventh (7th) full Fiscal Year, and the Hotel failed the Performance Test in the eighth (8th) full Fiscal Year; since the seventh (7th) full Fiscal Year is disregarded for all purposes, the Performance Test has been failed for the Performance Period.

(c) Owner shall have sixty (60) days after the later to occur of (i) receipt of the Certified Financial Statements for the second of the consecutive Fiscal Years in which Owner believes there has been a failure of the Performance Test, and (ii) receipt from Operator of the report required under Section 1.3(d) below of the Information Source as to the Achieved RevPAR for the Comparable Hotels for such Fiscal Years, in which to give written notice (a “Performance Termination Notice”) to Operator of Owner’s irrevocable intention to terminate this Agreement. If such Performance Termination Notice is not received by Operator within the aforesaid sixty (60) days, Owner’s right to terminate this Agreement pursuant to this Section 1.3 shall lapse until such time as the conditions set forth in the first sentence of Section 1.3(b) shall again be satisfied (which, in such case, shall not include the second of the two consecutive years just ended as the first year of the next period).

(d) After the same is available following the end of each Fiscal Year, Operator shall furnish Owner a report from the Information Source setting forth the Achieved RevPAR for the Comparable Hotels and the Hotel for the preceding Fiscal Year.

(e) If Owner, having a right to do so, delivers a timely Performance Termination Notice in accordance with the foregoing, Operator shall thereafter have the right to “cure” the Performance Test failure and extinguish Owner’s right to terminate this Agreement by delivering written notice to Owner on or before the thirtieth (30th) day following receipt of the Performance Termination Notice of Operator’s irrevocable intention to “cure” and by paying to Owner (on or before the sixtieth (60th) day following receipt of the Performance Termination Notice) in cash an amount equal to the greater of the GOP Deficiency for the first or second of the two (2) Fiscal Years of the Performance Period. Nothing herein contained shall be deemed to obligate Operator to “cure” any Performance Test failure and the failure to “cure” the same shall not be deemed an Event of Default by Operator under this Agreement. If Operator has “cured” such Performance Test failure, both of the consecutive Fiscal Years in which the Performance Test has not been met shall, for all purposes, be deemed Fiscal Years in which the Performance Test was met and neither of the two (2) years used in such Performance Test shall be used in any other Performance

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Period. The payment of GOP Deficiency shall be final and non-refundable, except in the event of an objection by either party to the Certified Financial Statements for the applicable Fiscal Years, in which case the provisions of subsection (g) below, regarding an objection to the Certified Financial Statements, shall apply. Notwithstanding the foregoing, in no event shall Operator be entitled to “cure” a Performance Test failure on more than two (2) separate occasions during the Initial Term or more than once during a Renewal Term.

(f) If Owner properly and timely exercises its right to terminate in accordance with the provisions of this Section 1.3, and Operator does not “cure” as above provided, then, subject to the provisions of Section 16.13, all of the rights and obligations of the parties hereto shall terminate, without further act or notice of either of the parties, on the Termination Effective Date specified in a written notice from Owner to Operator, which date shall in no event be sooner than ninety (90) days following Owner’s delivery of the Performance Termination Notice, nor later than six (6) months thereafter.

On or prior to the Termination Effective Date as herein provided, Owner shall pay to Operator (i) all Basic Fees earned up to and including the date of termination; (ii) an estimate, as reasonably determined by Operator and Owner, of the amount of Incentive Fees accrued for the Fiscal Year in which such termination occurs up to and including the Termination Effective Date; and (iii) an estimate, as reasonably determined by Operator and Owner of all other amounts due to Operator up to and including the Termination Effective Date.

(g) Subsequent to any termination pursuant to this Section 1.3, but in no event later than ninety (90) days after the end of the Fiscal Year in which such Termination Effective Date shall occur, Owner shall deliver to Operator Certified Financial Statements for such Fiscal Year up to the Termination Effective Date together with the calculation of the amount of Incentive Fee, if any, earned for such Fiscal Year to the Termination Effective Date (calculated on the basis of a per diem proration of the Hurdle Amount to the Termination Effective Date). The Certified Financial Statements shall be final and binding on the parties unless either party, within one hundred and twenty (120) days after the delivery thereof, objects thereto by written notice to the other party as prescribed in Section 4.8. Once resolved, there shall be a settlement between the parties of any such amounts in relation to amounts previously paid to Operator.

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ARTICLE II

Appointment of Operator

2.1 Grant of Authority.

(a) Owner hereby appoints Operator as its sole and exclusive agent to supervise, direct, control, manage and operate the Hotel (including all of its facilities and amenities) for the Term, subject to, and in accordance with, the Hotel Standard and the terms of this Agreement. Operator hereby accepts said appointment and agrees that it shall supervise, direct, control, manage and operate the Hotel during the Term, subject to, and in accordance with the Hotel Standard and the terms of this Agreement.

(b) In furtherance of the foregoing grant of authority, Owner agrees that it will not unduly or unreasonably interfere with the exercise by Operator of its managerial rights and authority hereunder, and agrees specifically that it will not seek to direct or control any Hotel Employees, appoint others to solicit or accept Hotel reservations or itself accept Hotel reservations, conduct separate advertising or market programs for the Hotel, appoint other parties to conduct any portion of Hotel operations, or otherwise seek to exert direct supervision, control or management of Hotel operations, all subject, however, to Owner’s rights as expressly set forth in this Agreement.

(c) To enable Operator to respond efficiently to requests it may receive from third parties to provide evidence of its authority to operate the Hotel, without unnecessarily disclosing the terms and provisions of this Agreement, Owner shall, concurrently with the execution and delivery of this Agreement, execute and deliver a certificate of authority (“Certificate of Authority”), substantially in the form of the attached Exhibit C, confirming Operator’s authority to operate the Hotel. Notwithstanding the execution by Owner of the Certificate of Authority, Owner and Operator acknowledge and agree that (i) nothing in the Certificate of Authority shall be deemed to modify this Agreement or to expand or limit the rights or obligations of either party as set forth herein; (ii) the provisions of this Agreement shall prevail over any other contrary provisions of the Certificate of Authority; and (iii) upon the expiration or termination of this Agreement, the Certificate of Authority shall expire and be of no further force or effect, and Operator shall no longer make use of the Certificate of Authority for any purpose whatsoever.

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2.2 Standard of Operation.

In the performance of its duties and obligations hereunder, (i) Operator will use that degree of skill, care and diligence as is customary and usual of operators of first-class hotels in the United States, subject in all cases to the Hotel Standard and the express provisions of this Agreement and (ii) Operator agrees that it shall at all times manage and operate the Hotel for the account and benefit of Owner in a business-like and efficient manner, and in accordance with all terms of this Agreement, offering an appropriate level of quality of guest amenities and services consistent with the Hotel Standard and consistent with the purpose and intention of maximizing the long-term profitability of the Hotel subject in all respects to the terms of this Agreement. Owner will at all times permit the Hotel to be operated in accordance with the Hotel Standard, free from interference or disturbance from Owner or its agents, subject in all cases to the express provisions of this Agreement.

2.3 Nature of Relationship; Limitation of Fiduciary Duty.

The relationship between Owner and Operator shall be that of principal and agent. Nothing in this Agreement shall be deemed or construed to render Owner and Operator partners, joint venturers, landlord/tenant or any other relationship. The scope of Operator’s authority and duty as Owner’s agent with respect to the operation of the Hotel are as set forth in this Agreement, and Owner and Operator both acknowledge and agree that the terms of this Agreement and the duties and responsibilities of each party as set forth herein are intended to satisfy any fiduciary or other common law duties that may exist as a result of the relationship between the parties, including, without limitation, all duties of loyalty, good faith, fair dealing or full disclosure that may be deemed to exist under common law principles of agency or otherwise. Accordingly, to the extent there is any inconsistency between the common law duties and responsibilities of principals and agents and the provisions of this Agreement, the provisions of this Agreement shall prevail, it being the intention of the parties that (a) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement), (b) any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement, and (c) this Section 2.3 constitutes a knowing and intentional waiver by Owner of any duties or responsibilities (including common law fiduciary duties) owed by an agent to its principal, and a waiver by Operator of any obligations of a principal to its agent, to the extent the same are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this

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Agreement. Neither Operator nor Owner shall have liability for punitive damages or for consequential damages to the other in respect of a breach of fiduciary duties or otherwise arising out of this Agreement.

2.4 Scope of Authority.

Owner’s grant of authority to Operator in Section 2.1 is intended to afford to Operator the sole and exclusive right and full authority, as Owner’s agent, to direct, manage and control all aspects of the promotion, marketing, management and operation of the Hotel (and its constituent facilities and amenities) in a manner consistent with the Hotel Standard, as Operator in its reasonable discretion deems advisable, subject only to the express provisions and limitations set forth in this Agreement (including Section 2.5 below). Without limiting the generality of the foregoing, Operator shall have the power and authority, on behalf of Owner, to:

(a) open the Hotel for business, and cause the Opening Date to occur, as soon as such opening is warranted in the reasonable opinion of Operator and can be effected without compromise to the Hotel Standard; provided, however, in no event shall the Opening Date occur prior to the date on which occupancy by guests is legally permissible, nor later than the date on which the construction, furnishing and equipping of the Hotel (including all guest rooms, public areas and amenities) has been completed in accordance with approved plans and specifications;

(b) establish rates for hotel usage including room rates for individuals and groups, charges for room service, food and beverage and for use of recreational, entertainment or other guest facilities or amenities at the Hotel; it being understood and agreed that the Hotel’s general manager shall have the right, in his/her discretion, to grant discounted or complimentary rooms, food, beverage or other hotel services when he/she reasonably deems the same to be in the best business interests of the Hotel, consistent with Operator’s standard policies and procedures in effect from time to time, and generally in accordance with industry standards regarding the same;

(c) subject to the provisions hereof, establish labor policies and terms of employment (including wage rates and fringe benefits and other items comprising Employee Costs) and arrange for and oversee the hiring, promotion, discharge, supervision and training of all Hotel Employees;

(d) as agent of Owner, subject to any limitations as provided in Section 2.5, negotiate, enter into and enforce the rights of Owner under, leases, licenses or concession

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agreements with respect to the Hotel, and provide for the benefit of all tenants, licensees or concessionaires those Hotel services required to be provided by Owner as landlord thereunder. Without limiting the generality of the foregoing, Operator shall use commercially reasonable efforts to collect all rents from tenants, licensees and concessionaires and shall deposit the same in the Operating Accounts;

(e) as agent of Owner, subject to any limitation as provided in Section 2.5 and Section 4.4, negotiate, enter into and enforce the rights of Owner under, such other reasonable contracts (including, without limitation, maintenance and service contracts, utility agreements, labor or employment contracts and collective bargaining agreements) as may be reasonably necessary or advisable in connection with the operation of the Hotel.

(f) establish and maintain a sound system of accounting and record keeping, in accordance with Section 4.8, and consistent with prudent business practices and generally accepted accounting principles, with adequate systems of internal accounting controls;

(g) develop and implement an appropriate records management and retention system, and retention policies, providing for the maintenance, storage and destruction of Hotel records as required by applicable provisions of law, and as are reasonably consistent with prudent business practices;

(h) use reasonable efforts to maintain the Hotel in good condition and repair throughout the Term including all portions of the Building, Building Systems, FFE and Operating Equipment, all in accordance with maintenance programs established by Operator from time to time. In connection with the foregoing, subject to any limitation as provided in Section 2.5, Operator shall arrange for, supervise and manage all maintenance and service contracts reasonably necessary for the maintenance and protection of the Hotel, and its various parts, including, without limitation, elevator maintenance, extermination services, trash removal, fuel supply and utility services, any of which may be provided through a Purchasing Company contract, or other contract with other third parties; and shall coordinate and provide general oversight (as opposed to project management, unless otherwise separately agreed upon between the Parties) for the installation of FFE and in connection with Building construction or replacement work;

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(i) pay all bills and invoices for the Hotel’s operations other than Debt Service and real estate and personal property taxes; provided, however, that Owner, or Operator, with Owner’s approval) shall have the right, but not the obligation, upon prior notice to the other, to contest any real estate taxes or other impositions relating to the Hotel by appropriate proceedings conducted in good faith and with due diligence, the cost of which shall be an Operating Expense and paid from the Operating Accounts but shall not be included in the calculation of GOP for the purpose of determining whether Hyatt has met the Performance Test and whether an Incentive Fee is due pursuant to the terms of this Agreement;

(j) adopt and implement appropriate credit policies and procedures, including, without limitation, policies regarding the acceptance of credit cards, but Operator shall in no event be deemed a guarantor of the credit of any guest, group, patron, travel agent or credit card company;

(k) collect (to the extent reasonably collectible), account for and remit promptly to proper governmental authorities all applicable excise, sales and use taxes or similar governmental charges collected by the Hotel directly from patrons or guests such as gross receipts, admission, cabaret, use or occupancy taxes, or similar or equivalent taxes (except that portion thereof, if any, which is required to be collected, or whose collection has been assumed, by a third party electronic distribution intermediary such as, for example, Expedia.com);

(l) procure on behalf of Owner all necessary inventories of food, beverages and other consumables, and Operating Equipment;

(m) plan, prepare and supervise all aspects of promotion and publicity relating to the Hotel (alone and as part of the Operator Hotel Group), including such marketing, advertising, sales, public relations and promotional programs or campaigns for the benefit of the Hotel as Operator reasonably determines to be necessary or appropriate, and including (to the extent Operator deems advisable) participation in airline frequent traveler programs;

(n) subject to Section 2.5, from time to time as deemed necessary by Operator, consult with legal counsel regarding matters pertaining to the operation of the Hotel;

(o) subject to Section 2.5, institute, prosecute, defend, or settle (in Operator’s name or in the name of the Hotel or Owner, as appropriate), legal actions and proceedings relating to

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the operation (as distinct from the ownership) of the Hotel in the ordinary course, including actions or proceedings required to collect charges, rent or other income for the Hotel, to dispossess guests, tenants or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement, and Owner shall cooperate with Operator in connection therewith, it being acknowledged and agreed that (i) Operator shall promptly notify Owner of legal disputes for which a summons, complaint, or other correspondence from an attorney has been received, and shall promptly forward notice of any such claims to the appropriate insurer, (ii) Owner shall be notified promptly and have the right to participate in any proceedings involving union disputes or collective bargaining or lawsuits in which Owner is named as a defendant, and (iii) notwithstanding anything to the contrary contained in this Agreement, Operator shall have the right to appoint counsel, defend, and control any and all legal actions or proceedings which involve more than one hotel in the Operator Hotel Group, or which relate to policies, procedures or business practices of Operator or its Affiliates (it being further acknowledged and agreed that costs relating to actions or proceedings against Operator relating to the Hotel together with one or more other hotels in the Operator Hotel Group, shall be allocated on a fair and reasonable basis among the Hotel and such other hotels to which such proceedings may relate);

(p) take such actions as Operator shall reasonably determine to be necessary to comply with applicable Legal Requirements (to the extent within Operator’s reasonable control to do so); at the specific request of Owner from time to time, cooperate, in all reasonable respects, with Owner (at Owner’s costs and expense and not as an Operating Expense), and any actual or prospective purchaser, underwriter, Lender, Successor Manager or other Person in connection with any actual or proposed sale, investment, offering, debt placement or financing of or related to the Hotel. Operator agrees to prepare lists and schedules (such as inventories) and other information relating to the Hotel, to the extent regularly maintained or compiled in Operator’s normal business operations, or if the requested information is reasonably available to Operator, as may be requested by a prospective purchaser, underwriter, Lender, Successor Manager or other Person; provided, however, that in no case shall Operator be required to release to any third party any confidential information related to employees of the Hotel or Operator’s Proprietary Materials or by reason of such cooperation incur any underwriting liability;

(q) keep Owner informed and advised of all material, financial and other matters (including, without limitation, any casualty) concerning the Hotel and the operation thereof of

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which Operator has actual knowledge and cause Key Personnel to be available as often as Owner may reasonably request to consult with Owner concerning the business of the Hotel;

(r) notify Owner, in writing, promptly upon receipt by Operator of actual knowledge thereof, of the filing of any liens against the Hotel and cooperate with Owner, in all reasonable respects, at Owner’s expense, in contesting, compromising, or otherwise causing the discharge, of any such liens; and

(s) take such other actions as Operator reasonably determines to be appropriate to operate the Hotel to the Hotel Standard.

2.5 Limitations on Operator’s Authority.

Notwithstanding any contrary provision of this Agreement, Operator shall not have the authority to take any of the following actions without the prior consent of Owner not to be unreasonably withheld, conditioned or delayed (which shall be deemed to have been given if the matter in question is specifically contemplated in an approved Annual Plan):

(a) enter into any equipment lease, contract or other arrangement (or series of related contracts or arrangements) if (A) the expenditures thereunder would, or are reasonably anticipated to, exceed Two Hundred Fifty Thousand and 00/100 US Dollars (US$250,000.00) (subject to CPI adjustment) in the aggregate, or (B) if the non-cancelable term of such equipment lease, contract or other arrangement is in excess of one (1) year without penalty). Owner’s consent shall not be required with respect to (i) individual employment or compensation arrangements so long as the same (other than fringe benefit programs) do not involve a non-cancelable term in excess of one (1) year; (ii) Centralized Services Charges; (iii) expenditures from the Capital Fund but not in excess of the amounts that may be made by Operator without Owner approval as expressly provided in Section 4.1(b); (iv) expenditures incident to the booking of rooms, food and beverage and other Hotel business entered into in the ordinary course of business and performing Hotel obligations under any such booking arrangements (provided that a contract or arrangement that shall account for more than an average of [seventy-five (75)] or more rooms per night for a period of [twelve (12)] months or more at a rate per night of less than [Two Hundred Dollars ($200)] (subject to CPI adjustment) shall require Owner’s prior approval, which shall not be unreasonably withheld, conditioned or delayed); or (v) contracts or expenditures reasonably required in order to protect life, health, safety or property in cases of emergency;

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(b) settle (i) any property insurance claims that exceed Five Hundred Thousand and 00/100 Dollars ($500,000), and (ii) any condemnation awards regardless of amount. Operator shall have the right to settle all other property insurance claims;

(c) institute (as opposed to the defend) any legal or equitable proceedings with respect to the Hotel, including the selection of counsel, excluding, however, (i) routine collection litigation; (ii) litigation involving matters covered (subject to applicable deductions) by insurance (including subrogation claims); and (iii) other matters involving ordinary day-to-day operations of the Hotel wherein the amount in controversy is less than Two Hundred Fifty Thousand Dollars ($250,000) (subject to CPI adjustment), all such excluded matters (including the selection of counsel with respect thereto) to be within the operating authority of Operator; provided, however, that Owner shall have the right to approve the engagement of and selection of legal counsel if the cost of such engagement is likely (as determined at the time of the engagement) to exceed One Hundred Thousand Dollars ($100,000) (excluding, however, counsel retained by an insurance company with respect to an insurance claim). Operator shall not, without the prior consent of Owner, institute, defend or settle any legal or equitable proceeding with respect to the Hotel, including the selection of counsel, where such proceeding relates specifically to the Site, Building, or Building Systems, as opposed to the operation of the Hotel (such as, for example, but without limitation, claims under Title III of the Americans With Disabilities Act, environmental claims not arising from Hotel operations, and Building compliance with zoning and building laws), it being acknowledged and understood that any such legal or equitable proceeding shall be conducted by Owner, with counsel of its choice, and may be paid out of the Operating Accounts to the extent there is sufficient working capital and shall not be included in the calculation of GOP for the purpose of determining whether Hyatt has met the Performance Test and whether an Incentive Fee is due pursuant to the terms of this Agreement. The costs relating to activities or proceedings against Operator directly relating to the Hotel together with one or more other Brand Hotels shall (subject to the limitations set forth in the preceding sentence) be allocated on a fair and reasonable basis among the Hotel and such other Brand Hotels to which such proceedings relate;

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(d) purchase goods, supplies or services from itself of any Affiliate, or enter into any other transaction with an Affiliate of Operator wherein any portion of the cost thereof will be paid or reimbursed by the Hotel, except as permitted under Sections 2.4, 2.5, 2.8, 4.5 or Section 4.6; provided, however, that Owner acknowledges that, (i) in light of the varied nature and scope of investments by or on behalf of the Pritzker Family, there may be situations where a company in which the Pritzker Family holds an interest does business, directly or indirectly, with Operator or the Hotel without the knowledge of such interest by Operator’s management, and (ii) any such transactions entered into in the ordinary course of business will not be deemed a violation of the provisions of this Section; provided, that, where such affiliations are actually known by the Hotel it will notify Owner in connection with the Annual Plan.

(e) acquire on behalf of Owner any land or interest therein;

(f) finance, refinance, mortgage, place any liens upon or otherwise encumber the Hotel or any portion thereof or interest therein;

(g) enter into any collective bargaining agreements except as provided for herein. Notwithstanding anything to the contrary contained herein, Operator will negotiate, on behalf of the Hotel with any labor union lawfully entitled to represent its employees at the Hotel, or any collective bargaining unit comprising Hotel employees. Operator shall keep Owner fully informed as to the progress of any negotiations and any agreements that are reached and shall consult with Owner during the course of any negotiations with such labor union as to terms (including but not limited to wages, benefits and job descriptions) reasonably acceptable to Owner. Any collective bargaining agreement or labor contract resulting therefrom shall first be approved by Owner, which approval shall not be unreasonably withheld, conditioned or delayed. In that connection, Owner understands and agrees that its approval rights shall be disclosed to the bargaining representative, and, Owner further agrees (i) Owner will not withhold, condition or delay its approval to any collective bargaining agreement if the result thereof, in the reasonable opinion of counsel for Operator, is to create a substantial risk of violation of Legal Requirements or an existing contractual obligations on the part of Operator; and (ii) in addition to any other indemnification obligations of Owner herein contained, Owner shall indemnify, defend and hold Operator, its officers, directors, employees and agents, completely free and harmless of and from any and all manner of liability, claim, cost or expense which may be incurred by Operator by reason of any failure of the part of Owner to approve a

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collective bargaining agreement, submitted to Owner for approval and such approval shall have been withheld, conditioned or delayed by Owner. Operator shall use commercially reasonable efforts to settle and compromise all controversies and disputes arising under any labor union contract affecting the employees of the Hotel upon such terms and conditions as Operator reasonably deems to be in the Hotel’s best interests, provided no settlement or compromise for any dispute wherein the amount in controversy is in excess of One Hundred Thousand Dollars ($100,000) shall be binding on Owner unless Owner shall have approved the same in writing;

(h) enter into any leases for space in the Hotel for space in excess of              square feet or having an annual rental obligation in excess of $            ;

(i) sell, transfer or otherwise dispose of all or any portion of the Hotel except for dispositions of food, beverages and merchandise, and dispositions of surplus or obsolete FFE, to the extent the same are in the ordinary course of Hotel business; or

(j) take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Owner.

2.6 Limitations on Operator’s Duties.

(a) In no event shall Operator be deemed in breach of its duties under this Agreement, or otherwise at law or in equity, solely by reason of (i) the failure of the financial performance of the Hotel to meet Owner expectations or income projections or other matters included in the Annual Plan, (ii) the institution of litigation or the entry of judgments against Owner or the Hotel with respect to the Hotel operations, or (iii) any other acts or omissions not otherwise constituting a breach of this Agreement, it being the intention and agreement of the parties that Operator’s sole obligation hereunder shall be to act in conformity with the standard of skill, care and diligence referred to in Section 2.2, in conformity with the Hotel Standard, and otherwise in conformity with the express terms of this Agreement.

(b) Owner and Operator agree that in each instance in this Agreement where Operator is required or entitled to review or approve plans, specifications, budgets and/or financings, no such review or approval shall imply or be deemed to constitute an opinion by Operator, nor impose upon Operator any responsibility for the design or construction of Building elements including, but not limited to, structural integrity, life/safety requirements, adequacy of

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budgets and/or financing or the compliance with environmental laws, it being acknowledged that any such reviews and approvals by Operator are for the sole and exclusive benefit of Operator (and may be waived by Operator if it so chooses) and may not be relied upon by any other Person.

(c) Notwithstanding any contrary provision of this Agreement, Operator shall be excused from its obligations to operate the Hotel in conformity with the Hotel Standard and from its other obligations under this Agreement, to the extent and whenever Operator’s compliance with such obligations is prevented or restricted by (i) the occurrence of a Force Majeure Cause, (ii) any limitation or restriction in this Agreement on Operator’s authority or ability to expend funds, (iii) an insufficiency of funds available to Operator in the Operating Accounts or Capital Fund, or (iv) any breach by Owner of its obligations under this Agreement for which Operator has declared a Default.

2.7 Other Properties of Operator and its Affiliates.

Owner acknowledges that Operator and its Affiliates own, operate and license (and will continue to own, operate and license) other hotels, including other Brand Hotels, some of which may compete with the Hotel. Owner further acknowledges that: (a) it has selected Operator to operate the Hotel in substantial part because of Operator’s and its Affiliates’ operation of a chain of first-class hotels, resorts and other lodging facilities, and the benefits that derive from including the Hotel as part of the Brand Hotels, specifically, and the Operator Hotel Group, generally; (b) it has determined, on an overall basis, that the benefits of operation as part of the Operator Hotel Group are substantial notwithstanding that not all hotels within the Operator Hotel Group will benefit equally by inclusion therein; and (c) in certain respects all hotels compete with all other hotels and conflicts may, from time to time, arise between the Hotel and other hotels (including other Brand Hotels) within the Operator Hotel Group. Operator agrees that it shall use commercially reasonable efforts to minimize conflicts among the hotels within the Operator Hotel Group, and will in all events proceed, both in its ownership, operation and licensing of the Hotel and in the ownership, operation and licensing of other hotels within the Operator Hotel Group, in a good faith manner reasonably intended to serve the overall best interests, on a long term basis, of all hotels (including the Hotel) within the Operator Hotel Group.

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2.8 Use of Affiliates.

In fulfilling its obligations under this Agreement, Operator may from time to time use the services of one or more of its Affiliates. If an Affiliate of Operator performs services that Operator is required to provide under this Agreement, Operator shall be ultimately responsible to Owner for the Affiliate’s performance, and Owner shall not pay more for the Affiliate’s services and expenses than Operator would have been entitled to receive under this Agreement had Operator performed the said services.

2.9 Irrevocability of Contract.

Owner and Operator each acknowledge (a) that they are entering into this Agreement in reliance on the long term nature of this Agreement, and (b) that the rights, duties, powers and authority of each of the parties hereto, are intended to be non-terminable throughout the Term, except in accordance with the express provisions of this Agreement or, where appropriate, as a remedy for the occurrence of any Event of Default. It is agreed that neither party will achieve the benefits intended to be achieved if either party has any continuing right or power to terminate this Agreement, or the agency hereby created, except in accordance with the express provisions of this Agreement. Accordingly, both Owner and Operator, as a substantial inducement to the other to enter into this Agreement, as an inducement to Operator to invest the skill, time, expertise and customer relationships necessary to achieve the long term benefits herein contemplated, and as an inducement to Owner to ensure the full and unrestrained best efforts of Operator in the management and operation of the Hotel in accordance with the provisions of this Agreement, hereby irrevocably waive and relinquish any right, power or authority existing at law or in equity, including, without limitation, any such right, power or authority referred to in Robert E. Woolley v. Embassy Suites, Inc., 227 Cal. App. 3d 1520 (1990), Pacific Landmark Hotel, Ltd. v. Marriott Hotels, Inc. et al., 19 Cal. App. 4th 615 (1993) and their progeny, to terminate this Agreement or Operator’s authority hereunder, except in accordance with the express provisions of this Agreement. The parties further hereby acknowledge that any breach of the provisions of this Section 2.9, by either party will cause irreparable and permanent damage to the other party, not fully or substantially compensable by money damages and, therefore, that the continuation of the Term may be enforced by specific performance or other appropriate equitable remedies.

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2.10 Eligible Independent Contractor.

It is intended that Operator shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended. To that end:

(a) During the Term, Operator shall not knowingly or intentionally permit wagering activities to be conducted at or in connection with the Hotel by any Person who is legally authorized to conduct the same. The provisions of the preceding sentence shall not apply to wagering activities conducted by guests or patrons of the Hotel as part of lawful charitable or other similar fund raising activities at the Hotel.

(b) During the Term, Operator shall not knowingly or intentionally own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Chesapeake Lodging Trust (“Chesapeake”);

(c) During the Term, Operator will not knowingly or intentionally permit more than 35% of the total combined voting power of Operator’s outstanding stock to be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Chesapeake; and

(d) Operator represents and warrants that Operator (or a person who is a “related person” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”) with respect to the Operator) is, as of the date hereof, actively engaged in the trade or business of operating “qualified lodging facilities” (as defined in Section 856(9)(D) of the Code) for one or more Persons who are not Related Persons with respect to Owner (“Unrelated Persons”).

Notwithstanding the foregoing, no breach of the foregoing provisions shall be deemed a Default or an Event of Default by Operator, but Owner shall be entitled, as its sole and exclusive remedy, to terminate this Agreement for breach thereof by notice in writing delivered to Operator at any time within six (6) months of Owner’s receipt of actual knowledge of the breach thereof (without payment of fee or other consideration to Operator by reason thereof) which termination shall be effective on the date selected by Owner in its notice to Operator but no sooner than thirty (30) nor more than one hundred eighty (180) days after the date hereof. Furthermore, the provisions of this Section 2.10 are included in this Agreement solely for the benefit of Chesapeake, an Affiliate of Owner, which is a real estate investment trust subject to the provisions of Section 856 of the Code. This Section 2.10, therefore, shall be of no force or effect, and shall not apply, at any time during the Term as Owner, or any Affiliate of Owner (or

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their successors and assigns as permitted hereunder), are no longer subject to the provisions of said Section 856 of the Code (or any successor provision thereto of similar import).

ARTICLE III

[Construction/Conversion] of Hotel

3.1 Owner’s Obligation.

Owner shall provide or obtain all financial and other resources necessary to complete the [conversion/development, PIP, construction and opening] of the Hotel, in accordance with this Agreement and the Pre-Opening Agreement. Without limiting the generality of the foregoing, Owner shall ensure that, as of the Opening Date, there are adequate funds in the Operating Accounts and in house banks, as reasonably approved by Operator, and Operator shall ensure that, as of the Opening Date, all necessary inventories of food, beverages and operating supplies are on hand subject to Owner’s obligation to provide sufficient working capital for all such items. Operator shall not be required to provide any funds for the [conversion/development, PIP, construction and opening] of the Hotel]. Upon Operator’s written acknowledgement of completion of the [conversion/development, PIP, construction and opening], as of the date thereof, the Hotel shall be deemed in compliance with the Hotel Standard, provided that if Operator’s acknowledgement of completion is requested by written notice from Owner and Operator fails to respond to such request within thirty (30) days of express or written receipt or acknowledgement thereof, then Operator shall be deemed to have acknowledged such completion.

ARTICLE IV

Operation of Hotel

4.1 Annual Plan.

(a) Preparation and Submission. No later than November 1 of each Fiscal Year during the Term, Operator will prepare and submit to Owner for the following calendar year (i) a forecasted budget of the Hotel’s operations, including forecasts of revenues and Operating Expenses and the assumptions underlying the same; (ii) a proposed marketing plan; and (iii) a proposed budget of Capital Expenditures (for this purpose, inclusive of additions to and replacements of FFE). Such information and forecasts shall be supplemented with such additional detail as Owner may reasonably request. Accompanying each proposed Annual Plan shall be an updated list of Mandatory Contracts. The materials described in clauses (i) and (ii) above are herein collectively referred to as the “Operating Budget”, the budget referred to in

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clause (iii) above is herein referred to as the “Capital Budget” and the Operating Budget and Capital Budget are collectively referred to as the “Annual Plan”. The Annual Plan shall be prepared in accordance with Operator’s standard internal planning and budgeting procedures on Operator’s standard formats.

Owner agrees that it shall promptly review all Operating Budgets and Capital Budgets submitted to it, and Operator agrees that it shall provide Owner with such additional and supplemental information with respect thereto as shall be reasonably requested by Owner and which may be prepared or compiled without unreasonable delay, expense or interruption of normal operations. In addition to the Operating Budget and Capital Budget for the ensuing year, Operator shall provide, for the information of Owner and not as part of the Annual Plan, a plan for Capital Expenditures (including any Refurbishing Program), for the next five (5) Fiscal Years subsequent to the Fiscal Year which is the subject of the proposed Annual Plan. Promptly after submission of the Annual Plan, representatives of Owner and Operator shall meet at such location as may be mutually agreed and at a mutually convenient time to discuss, and attempt in good faith to agree upon, the Annual Plan as provided below.

(b) Operating Budget. All items of expenditure contained in the Operating Budget shall be subject to approval of Owner, with the exception of the following: (i) costs associated with contracts or arrangements Operator has made on a Centralized Services basis and other chain-wide, regional or Business Segment basis in accordance with Operator’s authority under, and subject to the terms of, this Agreement, including, without limitation, Mandatory Contracts; (ii) Employee Costs, including the targets applicable to and the potential costs of bonuses; (iii) items (such as room rates, menu or banquet prices, and the like) affecting the estimate of Hotel revenues; or (iv) other expenditures required to be made under the express provisions of this Agreement, including, without limitation, expenditures for Management Fees, Centralized Services Charges and Centralized Services Costs (except to the extent Owner has opted out of non-mandatory Centralized Services), provided that Centralized Services Charges shall be included in Operating Expenses in accordance with the provisions of this Agreement, and Centralized Service Charges are assessed to the Hotel on the basis set forth in this Agreement on the same basis (although not necessarily in the same overall dollar amount) as such charges are assessed to other similarly situated Brand Hotels. Owner shall not withhold its approval for any expenditures which are reasonably necessary, in nature or amount, to enable the Hotel to continue operating in accordance with the Hotel Standard.

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Subject to the foregoing, Operator shall take into consideration the views and suggestions of Owner regarding all aspects of the Operating Budget and both Owner and Operator shall attempt, in good faith, to reach a mutually satisfactory agreement, and thereupon to incorporate any such agreements into the Operating Budget. Within thirty (30) days’ of receipt of the Operating Budget, Owner shall have the right to suggest changes in the proposed Operating Budget which it considers reasonably necessary to achieve the objectives of near-term and long-term maximization of Hotel profits, subject in all respects to the Hotel Standard. Operator shall take into consideration the views and suggestions of Owner regarding all aspects of the Operating Budget and both Owner and Operator shall attempt, in good faith, to reach a mutually satisfactory agreement, and thereupon to incorporate any such agreements into the Operating Budget, giving regard to the Parties’ objectives described in Section 2.2. To the extent Operator disagrees with Owner’s suggestions and comments, Operator shall provide written explanations for its disagreements. Promptly following the foregoing discussions and explanations, Operator shall submit a revised Operating Budget for further comment and discussion in the manner set forth above.

Thereafter, the parties shall continue to discuss the Operating Budget until such time as both Operator and Owner shall have reached agreement on all items comprising the Operating Budget for which Owner has approval rights hereunder. If the parties cannot agree on an Operating Budget within ninety (90) days after the commencement of the Fiscal Year to which such Operating Budget is intended to relate, each of Owner and Operator shall thereafter have the right to submit the issue of the disputed items in the Operating Budget to Expert determination as provided in Article XIV. The Expert’s determination pursuant to Article XIV as to the disputed items of the Operating Budget shall be final and binding on both Owner and Operator.

Until such time as the parties have agreed on all line items of the proposed Operating Budget for which Owner has approval rights hereunder, Operator shall have the right to operate the Hotel in accordance with an Operating Budget comprised of those line items which do not require Owner approval hereunder, those line items that have theretofore been agreed upon by Owner and Operator and, only with respect to those line items not yet approved by Owner (and for which Owner has approval rights hereunder), the standards of operation and operating policies in effect during the preceding calendar year. Once the Operating Budget has been approved by Owner and Operator, Operator agrees that it shall use commercially reasonable efforts to operate

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the Hotel in a manner consistent with the approved Operating Budget both as relates to estimates of dollar amounts of expenditures, and the operating assumptions underlying the same.

Notwithstanding anything to the contrary in this Section 4.1, Owner and Operator both acknowledge that the forecasts of revenues and estimated expenses contained in the Operating Budget represent Operator’s best estimate of the same for the following calendar year and not in any way a guarantee of actual results. Actual revenues and expenses can vary from forecasts and estimates for reasons beyond the reasonable control of Operator including, without limitation, the following: (i) the volume of business and the levels of hotel occupancy; (ii) the mix of business (that is, the relationship of food and beverage revenues to other hotel related revenues and the relationship of group business to individual travel business); (iii) prevailing wage rates and the effects of collective bargaining agreements; (iv) inflation; (v) utility rates, insurance premiums and tax increases; (vi) unanticipated and extraordinary repair and maintenance expenses; (vii) the need to meet competitive market conditions; and (viii) other similar causes. Owner acknowledges that so long as Operator adheres to its covenant to use commercially reasonable and diligent efforts to operate the Hotel in a manner consistent with the approved Operating Budget and Annual Plan, Operator shall have no liability to Owner, and shall not otherwise be deemed in default hereunder, if actual operating results vary from the Operating Budget.

If at any time during the year Operator anticipates that revenues shall be materially less or expenditures shall be materially more than those forecasted in the Operating Budget, Operator shall, at the request of Owner at any time, provide its opinion regarding the reason for such deviation in writing, and upon Owner’s request shall meet in person with Owner and its designees to confer on the subject. Operator shall further submit, on a monthly basis, updated cash flow forecasts during the Fiscal Year for the remainder of the then current Fiscal Year; provided, however, in no event shall the need for any such re-forecasting of the Annual Plan, or any portion of it, be deemed a default by Operator hereunder. In addition to the foregoing, Operator and Owner shall confer on ways and means of addressing revenue shortfalls, or reducing expenditures, in response to reduced levels of business, and on other appropriate business or marketing measures. Operator shall consider in good faith any suggestions made by Owner and shall implement the same if, in the judgment of Operator, such suggestions are responsive to business conditions and reasonably likely to have a favorable affect on business performance, can be implemented without adversely affecting contractual arrangements or business relationships, and are consistent with the Hotel Standard.

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(c) Capital Budget Approval.

(1) In connection with any Capital Budget, if Operator anticipates that a Major Project shall be required, it shall specifically highlight such Major Project, and shall state whether, in Operator’s reasonable opinion, such Major Project will adversely affect the results of operations of the Hotel for the Fiscal Year in question. Furthermore, if Operator reasonably believes that any portion of the Capital Budget shall be used to pay for purchases of FFE to be made through Rosemont, Operator shall include a specific estimate of the amount of fees or other costs to be paid to Rosemont.

(2) Subject to the limitations set forth in Section 4.1(c)(4), all items of expenditure contained in the Capital Budget shall be subject to Owner’s approval; provided, however, Owner agrees that, Owner shall approve all Capital Budgets or relevant portions thereof that are reasonably necessary in order to enable the Hotel to meet the Hotel Standard. If Owner does not approve a proposed Capital Budget, or any line items or specific Capital Expenditure projects within a proposed Capital Budget, within thirty (30) days after delivery of the same to Owner, then such Capital Budget, or such line item(s) or Capital Expenditure projects not specifically approved by Owner, as the case may be, shall be deemed disapproved. In such event, Owner and Operator shall meet and confer in good faith in an effort to reconcile differences and reach consensus during the thirty (30) day period thereafter.

(3) If, by the end of the sixty (60) day period following Operator’s submission of the Capital Budget to Owner, Owner has yet to approve a Capital Budget or a specific Capital Expenditure project, or any portion thereof, Operator shall notify Owner in writing of any such unapproved Capital Expenditure(s) Operator reasonably deems necessary for the Hotel to meet the Hotel Standard (collectively, the “Disputed Capital Expenditures”). If Owner does not agree to include the Disputed Capital Expenditures in the approved Capital Budget, or as an approved Capital Expenditure project, within thirty (30) days after delivery of Operator’s notice, then Operator shall have the right to submit the issue of whether the Disputed Capital Expenditures are necessary to enable the Hotel to meet the Hotel Standard to an Expert as provided in Article XIV. The Expert may, at the request of either party, also determine the expected sufficiency of the Capital Fund. The Expert’s determination pursuant to Article XIV as to the Disputed Capital Expenditures shall be final and binding on both Owner and Operator.

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(4) Operator shall not incur Capital Expenditures that are in excess of those required or permitted under the approved Capital Budget except for the following: (i) expenditures for the replacement of or additions to FFE (other than expenditures relating to Refurbishing Programs approved by Owner) from funds then on deposit or to be deposited in the Capital Fund which do not exceed                      Thousand Dollars ($                    ) (subject to CPI adjustment) for any single expenditure, or                      Thousand Dollars ($                    ) (subject to CPI adjustment) in the aggregate in any calendar year (and provided that such expenditures shall not thereby cause the Capital Fund to lack sufficient funds to pay for previously approved items contemplated in the Capital Budget); (ii) expenditures, including Capital Expenditures, which Operator reasonably deems necessary to minimize personal injury and property damage in cases of casualty or other emergency, or which Operator deems reasonably necessary in order to comply with applicable Legal Requirements, provided notice of expenditures made in reliance on this clause (ii) shall promptly (no later than 24 hours after such event) be provided to Owner, or (iii) expenditures from funds on deposit in the Capital Fund which are reasonably necessary to enable the Hotel to meet the Hotel Standard in effect at the time the expenditure is made.

Each Capital Budget shall be applicable only for the Fiscal Year to which it relates. Authorization for Capital Expenditures that have not been made by the end of the Fiscal Year for which approval is given shall lapse at the end of such year; provided, however, any Capital Expenditure that has been authorized and committed to prior to the end of any Fiscal Year may be paid in a subsequent Fiscal Year when payment thereof becomes due. A Capital Expenditure shall be deemed to have been committed to in a particular Fiscal Year if purchase orders have been placed, or goods have been received, but not yet invoiced, or, if invoiced, have not been paid, prior to the end of such Fiscal Year.

If, at the time Operator submits the proposed Annual Plan as well as the projections for the ensuing five (5) Fiscal Years with respect to the Capital Budget, Operator anticipates that funds for Capital Expenditures in excess of those which will be available in the Capital Fund will be required for the Hotel during any of such years, it shall so state in its Annual Plan including an estimate of the amounts, if any, which are anticipated. In addition, if the proposed Capital Budget anticipates any project which represents an upgrade in any of the facilities in the Hotel, Operator shall so state in connection with the Capital Budget and explain the purpose of the upgrade and whether it is necessary.

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(d) Operation in Accordance with Annual Plan. Operator agrees that it shall use commercially reasonable efforts to operate the Hotel in a manner consistent with the approved Annual Plan; however, Owner and Operator both acknowledge that the forecasts of revenues and estimated expenses contained in any Annual Plan represent Operator’s good faith estimate of the same for the relevant Fiscal Year and are not in any way a guarantee of actual results. Actual revenues and expenses can vary from forecasts and estimates for reasons beyond the reasonable control of Operator including, without limitation, the following: (i) the volume of business and the levels of hotel occupancy; (ii) the mix of business (that is, the relationship of food and beverage revenues to other hotel related revenues and the relationship of group business to individual travel business); (iii) prevailing wage rates and the effects of collective bargaining agreements; (iv) inflation; (v) utility rates, insurance premiums and tax increases; (vi) unanticipated and extraordinary repair and maintenance expenses; (vii) the need to meet competitive market conditions; (viii) major market downturns, and (ix) other similar causes.

4.2 Legal Requirements.

Owner shall take such actions as are necessary to cause the Hotel to have met all then-applicable Legal Requirements for operation in accordance with the Hotel Standard as of the Opening Date, including, without limitation, the procurement of all liquor and other licenses required to permit lawful operation as of the Opening Date. Following the Opening Date, Operator shall maintain in Owner’s name or in Operator’s name, as determined and agreed by Owner and Operator, or both, as may be required by Legal Requirements, all licenses or permits required for the ongoing operation of the Hotel and its related facilities (exclusive of permits, such as certificates of occupancy, relating to the development or construction of the Hotel, which shall continue to be the responsibility of Owner), and Operator shall use commercially reasonable efforts to operate the Hotel in compliance with all Legal Requirements including the rules, regulations or orders of any agency or instrumentality establishing life safety or fire safety standards applicable to the Hotel. Owner and Operator shall cooperate with each other in all reasonable respects as may be necessary or advisable to permit the Hotel to be operated in compliance with Legal Requirements, including, without limitation, preparation and execution of required applications for operational licenses and permits, execution of necessary consents, providing necessary information regarding Owner, Operator or the Hotel, as applicable, and submitting to requirements of local police and governmental officials regarding specialized licenses such as liquor licenses. With respect to any licenses or permits that are not proprietary to Operator, Owner reserves the right at any time, without cost or expense to Operator, to implement a transfer of any such license or permit into the

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name of Owner or Successor Manager so long as such transfer shall not adversely affect Hotel operations or the right or ability of Operator to manage and operate the Hotel substantially in accordance with its operations prior to such transfer.

4.3 Maintenance, Repairs, Alterations and Reserves.

(a) Subject to the provisions of Section 4.1 relating to the Annual Plan, Operator shall from time to time conduct such ordinary course repair and maintenance work and replacements of FFE as may be required to maintain the Hotel in accordance with the Hotel Standard.

(b) Neither Owner nor Operator shall, without the prior written consent of the other party, (x) modify or alter the Hotel if such modifications or alterations have the effect of (i) changing the Hotel room count; (ii) reducing or eliminating restaurants, banquet or meeting space, health or exercise facilities, parking or other Hotel facilities, or (iii) compromising the Hotel Standard; or (y) undertake any Refurbishing Program at the Hotel. Each of Owner and Operator shall have the right to condition its approval of any of the foregoing on its review and approval of plans and specifications and project schedules for the foregoing. Once any of the foregoing projects are mutually approved by Owner and Operator, Owner shall be responsible for arranging for the performance of such alterations and improvements, in conformity with the approved plans and specifications and in accordance with a schedule and in a manner approved by Operator, so as to minimize, to the extent feasible, the interference of such work with the operation of the Hotel.

During the Term, with respect to any Fiscal Year, in the event the Hotel undergoes any Refurbishing Program, expansion or similar renovation (“Major Project”), Owner shall enter into a separate agreement with Operator or its Affiliates pursuant to which (1) Operator or its Affiliates shall be retained to provide technical consultative services for the planning, design and construction associated with the Major Project for an agreed fee, and (2) such Major Project shall be required to meet the then applicable Hotel Standard (as specifically set forth in such separate agreement). To minimize disruption to the Hotel and its operations, any Major Project to be undertaken shall require the approval of Operator in terms of timing, scope, planning, and any other matters affecting Hotel operations. Any and all costs associated with the Major Project (including any fees payable to Operator and it Affiliates) shall be paid for by Owner, at its expense, and not be a charge against Hotel operations.

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(c) Operator shall establish and maintain an account of a type and with an institution approved by Owner (the “Capital Fund”) intended to cover the cost of (i) additions to and replacements of FFE; (ii) payments under Capital Leases for FFE replacements or additions after the Opening Date pursuant to Capital Leases approved by Operator and Owner; (iii) routine maintenance, routine repairs and minor alterations that are reasonably necessary in Operator’s opinion and are normally classified as “capital expenditures” under the Uniform System; and (iv) other Capital Expenditures approved by Operator and Owner to be covered by the Capital Fund, either pursuant to a Capital Budget or otherwise, and for no other purpose. Operator shall have the right to withdraw funds from the Capital Fund for the payment of any of the foregoing amounts that Operator is otherwise authorized to expend in accordance with this Agreement. During the Term, Operator shall transfer into the Capital Fund from the Operating Accounts, on a monthly basis, an amount equal to three percent (3%) of the Gross Receipts for each calendar month through and including the end of the first (1st) Fiscal Year hereunder; four percent (4%) of the Gross Receipts for each calendar month thereafter through the end of the second (2nd) Fiscal Year hereunder; and five percent (5%) for each Fiscal Year thereafter through the end of the term. All interest earned on funds on deposit from time to time in the Capital Fund shall remain in, and become part of, the Capital Fund. All funds at any time on deposit in the Capital Fund shall be the property of Owner, and shall be returned to the full control of Owner upon the expiration or earlier termination of this Agreement, it being understood and agreed, however, that during the Term the Capital Fund shall constitute one of the Operating Accounts and be subject to all of the terms applicable thereto as set forth in Section 4.7 below.

(d) In the event Operator determines in its reasonable judgment that the balance in the Capital Fund for the forthcoming Fiscal Year will not be sufficient to maintain the Hotel in accordance with the Hotel Standard, Operator shall so notify Owner, and at the request of Owner at any time, explain or comment on the reason for such insufficiency in writing and upon Owner’s request shall meet in person with Owner and its designees to confer on the subject. Owner shall have thirty (30) days after receipt of such notification (or if Owner requests an explanation or meeting, thirty (30) days after the later of (i) Owner’s receipt of Operator’s explanation or (ii) the date of such meeting) to approve Operator’s request for additional funding. Owner shall not withhold its approval with respect to funding that, in Operator’s business judgment, is required to maintain the Hotel Standard and keep the Hotel in a competitive operating condition. Owner shall have thirty (30) days from receipt of Operator’s notice (or if

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Owner requests an explanation or meeting, thirty (30) days after the later of (i) Owner’s receipt of Operator’s explanation or (ii) the date of such meeting) to provide a written explanation of its disapproval. The parties will attempt in good faith to resolve Owner’s objections within thirty (30) days of Operator’s receipt of Owner’s objections. If the parties are unable thereafter to resolve any disputes between them with respect to the Capital Fund within thirty (30) days after delivery by Owner of its objections, either party shall have the right to cause such dispute to be resolved by Expert determination conducted in accordance with the provisions of Article XIV below; provided that the Expert’s decision shall be limited to determining whether the funding is reasonably required to ensure the Hotel meets the Hotel Standard. If Owner does not provide notice of disapproval within the thirty (30) day time period, such items shall be deemed conclusively approved.

(e) With respect to funding for undisputed items or for those items that the Expert determined were necessary or if Owner fails to promptly provide the notice set forth in Section 4.3(d) above, Owner shall promptly provide such funds during the Fiscal Year in question. If Owner fails to provide such funding within fifteen (15) days following request therefor, Operator shall be entitled to claim an Event of Default under Section 11.1(b) of this Agreement.

4.4 Hotel Employees.

Subject to the limitations set forth herein, Operator shall have the sole and exclusive right and authority to direct Hotel Employees, and to select, hire, supervise, promote, demote, transfer in or transfer out, discipline, suspend or terminate Hotel Employees. Any written employment agreements with any Key Personnel which purport to bind Owner shall have Owner’s prior written approval, but no agreement which merely fixes compensation, benefits and other terms and conditions of employment, but does not otherwise assure employment, shall be deemed an employment agreement for purposes hereof. All Hotel Employees shall be employed by Operator or (at Operator’s election) an Affiliate of Operator, as agent for Owner; however, all Employee Costs shall be the sole responsibility of Owner and may be paid by Operator from the Operating Accounts. Unless the amount thereof has been deducted in computing the amount of reimbursement to Operator for Employee Costs, Operator shall remit to Owner, by deposit in the Operating Accounts, the full amount of the net benefit of any tax credits received by Operator by reason of employment at the Hotel after deduction of any costs incurred in applying for or claiming said tax credits. If the Operating Accounts are insufficient to pay any Employee Costs as and when they are payable, Owner shall be obligated to fund such deficiency in accordance with the

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procedures set forth in Section 4.7(b). To the extent not otherwise prohibited by Legal Requirements, upon request of Owner from time to time, Operator shall make available, for inspection by Owner, copies of all employee policies and procedures, including copies of employee manuals and handbooks in effect at the Hotel. Operator also shall make available, upon request of Owner from time to time, Hotel Employee job classifications, number of Hotel Employees in each job classification, job descriptions (if applicable), pay scales and benefits provided to each job classification to the extent not otherwise prohibited by Legal Requirements and subject in all cases to employee confidentiality rights and protection of Operator’s Proprietary Materials.

Operator and not Owner shall be responsible for the supervision of all Hotel personnel and other employees of Operator, and for administering their remuneration, taxes, withholding, insurance and Social Security. Operator shall not employ, nor be required to employ, any employee who is not permitted to work in the United States pursuant to applicable immigration laws. In connection with the employment of personnel, if, and to the extent, specifically requested by Owner in writing, and subject to compliance with applicable Legal Requirements, Operator shall implement and maintain criminal record screening procedures in accordance with Operator’s policies, the cost of which shall be a Operating Expense.

Operator shall consult with Owner in advance of the hiring of the general manager, director of sales and marketing and controller (the “Key Personnel”) and Operator’s selection of the Key Personnel shall be subject to Owner’s reasonable approval; provided that (a) Owner shall be deemed to have approved any Key Personnel candidate selected by Operator if Owner has not notified Operator in writing of Owner’s disapproval of such candidate within ten (10) days following Operator’s request for such approval (which shall be accompanied by a written summary of such candidate’s professional experience and qualifications) and (b) Owner may not reject more than three (3) candidates for any Key Personnel position. In the event that Owner rejects three (3) such candidates proposed by Operator for any position, Operator may hire any such persons in its sole discretion, including, without limitation, those candidates that Owner has previously rejected.

4.5 Centralized Services.

(a) Throughout the Term, Operator shall make available to and for the benefit of the Hotel the full range of Centralized Services made generally available by Operator to other Brand Hotels from time to time (as such Centralized Services are added, deleted or altered by Operator from time to time). The Hotel’s participation in all such Centralized Services shall be mandatory

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except with respect to those Centralized Services (if any) that Operator, from time to time at its election, designates as “non-mandatory”.

(b) The Hotel shall be charged for its equitably allocable share of the Centralized Services Costs attributable to the Centralized Services in which the Hotel participates (or is obligated to participate) without duplication of other charges to the Hotel; the amounts so charged (the “Centralized Services Charges”) shall be determined on the same basis as such amounts are determined for substantially all other Brand Hotels that participate in such Centralized Services without mark-up, except as may be required by law and payable by the Hotel as an Operating Expense. Centralized Services Charges shall be fair and reasonable (as determined by Operator, in its reasonable discretion, with respect to the costs of individual items or services to similarly situated Brand Hotels). The method of allocation of the Centralized Services Costs among participating Brand Hotels may change from time to time at the reasonable discretion of Operator, provided that such method of allocation shall at all times be determined on a reasonable, equitable and non-discriminatory basis.

(c) A current list of all Centralized Services (including their designation as “mandatory” and “non-mandatory”) and of the applicable Centralized Services Charges payable by the Hotel with respect to such Centralized Services, shall be provided to Owner prior to each Fiscal Year as part of the Annual Plan for such Fiscal Year.

4.6 Purchasing.

(a) During the Term, Operator shall arrange for the purchase of all Operating Equipment, consumables and inventories, services and replacements of and additions to FFE, subject to and in compliance with the provisions of this Agreement with the objective of securing competitive prices for purchased goods and services consistent with Operator’s standards of quality and service. At Operator’s discretion, such purchases may be made either directly from vendors and suppliers or through the services of one or more Purchasing Companies. Moreover, Operator may, in its discretion (subject to the following provisions of this Section 4.6) elect to purchase the items described therein under Chain Contracts, provided that the prices and terms of the goods and services purchased under such Chain Contracts are competitive with the prices and terms of goods and services of equal quality available from others. In determining whether such prices and terms are competitive, they will be compared to the prices and terms that would be offered by reputable and qualified unrelated third parties on an arm’s length basis for similar

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goods and/or services (and, for purposes of such comparison, the goods and/or services being purchased may be grouped in reasonable categories, rather than being compared item by item). Owner understands and acknowledges that Operator or its Affiliates may hold investments in one or more of the vendors, suppliers or Purchasing Companies from which goods or services are provided to the Hotel (under Chain Contracts or otherwise) and that Operator or its Affiliates may receive certain payments, fees, commissions or reimbursements from such vendors, suppliers or Purchasing Companies. Operator shall disclose any such investments, affiliations or payments to Owner from time to time, typically on an annual basis in connection with the delivery of the Annual Plan, subject to the proviso described in Section 2.5(d) above with respect to Pritzker Family investments.

(b) Notwithstanding the foregoing, upon at least thirty (30) days’ prior written notice to Operator, Owner may request Operator’s reasonable approval to opt out of participating in any one or more particular Chain Contracts or from purchasing goods or services through any one or more particular vendors, suppliers or Purchasing Companies, provided that (i) Owner can demonstrate to Operator that (x) the cost to the Hotel of purchasing from other sources the goods or services that would otherwise be purchased under the applicable Chain Contracts or through the applicable vendors, suppliers or Purchasing Companies would be no greater than the cost of purchasing such goods or services under the Chain Contracts or through the applicable vendors, suppliers or Purchasing Companies, as the case may be, and (y) the purchase of such goods or services from other sources would not result in compromise to the Hotel Standard, to the quality or price of the goods or services to be provided, or to the availability or reliability of the goods or services in question, (ii) in the case of Brand Standard Items to be purchased for the Hotel, the goods to be purchased from other sources are identical (in manufacturer, specifications and brand) to those that would have been purchased under the Chain Contracts, and (iii) doing so does not cause Operator to violate the terms of any Chain Contracts. Operator shall maintain a current list of Brand Standard Items, which list shall be provided to Owner from time to time, typically on an annual basis in connection with the delivery of the Annual Plan. In entering into Mandatory Contracts, Operator shall conduct business only with Persons which it reasonably believes to be reputable and reliable, and shall endeavor to obtain price, quality, delivery and other terms that are competitive in the marketplace and are appropriate to the needs of the Hotel.

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4.7 Operating Accounts.

(a) Operator shall establish one or more bank accounts into which all funds received from the management and operation of the Hotel and all Owner contributions to Hotel working capital, shall be deposited and from which Operator shall pay Hotel costs and expenses for the Hotel (the “Operating Accounts”), and shall also maintain sufficient sums on hand at the Hotel in house banks and petty cash funds to meet cash needs of Hotel operations. All monies received by Operator from the operation of the Hotel, as well as all working capital provided by Owner, pursuant to Section 4.7(b) or otherwise, shall be deposited in the Operating Accounts. All Operating Accounts shall be maintained in the name of Operator, as agent for Owner, in a bank or banks designated by Operator, and all funds deposited therein shall be the sole property of Owner but shall be under the control of Operator, as Owner’s agent, subject to the provisions of this Agreement. Operator shall establish reasonable controls intended to ensure accurate reporting, safety and security of all transactions involving the Operating Accounts. Unless due to Operator’s Grossly Negligent Acts or Willful Misconduct, any loss suffered in an Operating Account, or in any investment of funds into any such account, shall be borne by Owner, and Operator shall have no liability or responsibility therefor.

(b) Except as otherwise specifically provided in this Agreement, Owner shall, at all times during the Term, cause sufficient working capital funds to be on hand in the Operating Accounts to permit (i) the timely payment of all current liabilities of the Hotel (including, without limitation, Management Fees, and each installment thereof, insurance premiums, and all other amounts at any time payable to Operator hereunder), and all other items entering into the calculation of Adjusted Profit (other than property taxes and Debt Service), (ii) the uninterrupted and efficient operation of the Hotel at all times during the Term, and (iii) the performance by Operator of its other obligations hereunder. If at any time Operator determines that there are not sufficient working capital funds available in the Operating Accounts to satisfy the requirements enumerated above, Operator shall notify Owner of the existence and amount of the shortfall (a “Funds Request”) and, within fifteen (15) days following the delivery of the Funds Request, Owner shall deposit into the Operating Accounts the funds requested by Operator in the Funds Request.

(c) Operator shall pay out of the Operating Accounts, to the extent of funds available therein from time to time, all costs and expenses incurred in connection with the operation of the

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Hotel (other than property taxes and Debt Service, which shall be the responsibility of Owner), and all other amounts required or permitted to be paid by Operator in the performance of its duties and obligations hereunder. Checks or other documents of withdrawal drawn upon the Operating Accounts shall be signed exclusively by representatives of Operator or Hotel Employees designated by Operator, as agent for Owner. All persons drawing on such accounts shall be bonded or insured. Owner may grant security interests in the Operating Accounts to secure the obligations of Owner to Lenders, but only where such Lenders have agreed in a Creditor Non-Disturbance Agreement, substantially in the form attached hereto as Exhibit D, that all such security interests shall be subject to the rights, power and authority of Operator under this Agreement so as to ensure the uninterrupted operation of the Hotel and the payment of all costs and expenses of its operation (including amounts due to Operator hereunder) whenever arising.

(d) Contemporaneously with furnishing the monthly statement for each calendar month pursuant to Section 4.8(b)(1) below (and after withdrawal of the Management Fee and other amounts due to Operator hereunder and the amounts required to be deposited to the Capital Fund) Operator shall remit to Owner out of the Operating Accounts the amount (“Owner’s Remittance Amount”) by which the total funds then in the Operating Accounts (other than the Capital Fund) exceed the amount, as reasonably determined by Operator, of working capital to be maintained in the Operating Accounts in accordance with Section 4.7(b). Each remittance of Owner’s Remittance Amount shall be made to Owner at Owner’s address then in effect for receipt of notices hereunder, or at such other place as Owner may, from time to time, designate in a written notice to Operator.

4.8 Books and Records; Reporting.

(a) Financial Records. Operator shall keep complete and accurate books of account and other records reflecting the financial results of the operation of the Hotel (the “Financial Records”). The Financial Records shall relate solely to Hotel operations and shall not include (i) records of ownership expenses (such as, for example, but without limitation, Debt Service and costs of preparation of Owner tax returns); (ii) fixed asset accounting; and (iii) other records pertaining solely to Owner and its operations separate from Hotel operations. Such Financial Records shall, at all times, be kept in all material respects in accordance with generally accepted accounting principles except to the extent of any inconsistencies with the Uniform System, in which case they will be kept in conformance with the Uniform System. Owner acknowledges

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that Operator does not maintain, as part of the Financial Records, any fixed asset accounts, and further acknowledges that Operator does not maintain inventories of fixed assets (including, without limitation, FFE), or conduct interim inventory counts or perpetual inventory records with respect to other items of personal property. The Financial Records shall be deemed proprietary to both Operator and Owner, and each shall have the non-exclusive right to use the same both in connection with the ownership and operation of the Hotel, and otherwise. The Financial Records shall be made available in the place where they are kept for inspection and copying by Owner and by representatives of Owner at all reasonable times upon reasonable advance notice to Operator, provided such inspections shall be carried out in a manner that will minimize disruption to Hotel operations or Operator’s shared services offices, as applicable. Financial Records shall be maintained by Operator pursuant to Operator’s records retention programs and policies in effect from time to time, a copy of which shall be made available to Owner upon request. Notwithstanding the foregoing, during the Term, prior to any destruction or disposition of Hotel books and records, Operator shall notify Owner thereof in writing and shall (i) not destroy or dispose of the same for a period of thirty (30) days following delivery of such notice; and (ii) shall, if directed by Owner in writing within the aforesaid period of thirty (30) days, in lieu of destroying or disposing of the same, deliver the same to Owner or as Owner may otherwise direct. Operator agrees that Owner and authorized representatives may inspect any sales, use, occupancy, lodger’s or other tax returns or reports, and accompanying schedules and data, required to be filed for the Hotel with any governmental agencies.

(b) Reports. Throughout the Term (and also after expiration or earlier termination of the Term as to any period ending prior to the expiration or earlier termination thereof), Operator shall deliver to Owner the following financial statements and reports (all of which shall conform to the Financial Records):

(1) Monthly, within fifteen (15) days following the end of each calendar month, (x) a report on the results of operations of the Hotel showing, in reasonable detail, Gross Receipts (by department) for such month and for the fiscal period then ended, Adjusted Profit for such month and for the fiscal period then ended, and the amount of Basic Fee and Incentive Fee earned and accrued for the fiscal period then ended, (y) an accounting with respect to the Capital Fund showing the amount deposited therein during the fiscal period then ended, the amounts withdrawn therefrom during such period, and a statement, in reasonable detail, showing the purpose or purposes for which such withdrawals were made; and (z) a comparison of the results of

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operations for the Hotel for the fiscal period then ended with the Operating Budget and with the comparable period in the prior Fiscal Year. The monthly report shall include, either as part of the report or by supplemental schedule, sufficient information from which Owner can determine, for the period in question (i) the reimbursements paid to Operator pursuant to Section 6.3, (ii) the amount of Centralized Services Costs paid by the Hotel, and (iii) the amount paid to Operator for Centralized Services Charges.

(2) Annually, within ninety (90) days following the end of the Fiscal Year, (i) audited financial statements (the “Annual Financial Statements”) of the Financial Records of the Hotel for the preceding Fiscal Year, (ii) disclosure, in the Annual Financial Statements, in reasonable detail of all Management Fees, Centralized Services Charges, and any other material amounts paid or payable to Operator or its Affiliates with respect to the preceding Fiscal Year, and (iii) concurrently with the delivery of the Annual Financial Statements, a statement of Capital Expenditures made for such Fiscal Year and a comparison thereof with the approved Capital Budget.

(c) Meetings. Operator agrees that it shall meet with Owner, and representatives of Owner, from time to time at the request of Owner to discuss any of the matters set forth in any of the financial or other reports delivered pursuant to this Section 4.8, or otherwise to discuss matters pertaining to the operation of the Hotel. Such meetings shall be conducted between Owner and the Hotel’s general manager, or other relevant members of the executive staff of the Hotel; provided, however, at the request of Owner, Operator’s senior vice president of field operations having jurisdiction over the Hotel shall be available (not more frequently, however, than quarterly) to attend any such meetings.

(d) Audits. (i) Owner may cause an audit of the Financial Records of the Hotel to be performed by a firm of independent certified public accountants of recognized national standing in the hotel industry (“Accountants”) selected by Owner; provided, however, that Owner shall notify Operator of its intent to require such an audit for the subject Fiscal Year and the identity of the Accountants to be retained no later than forty-five (45) days following receipt of the Annual Financial Statements. The auditor so selected shall conduct the audit, prepare the audited Annual Financial Statements for preceding Fiscal Year, and issue the report thereon no later than May 31of each Fiscal Year. The cost of the audit shall be an Operating Expense for the current Fiscal Year. In connection with such audit, Operator shall make available to the

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Accountants all financial books and records of the Hotel that may be requested by the Accountants and shall otherwise cooperate in all reasonable respects in connection with the performance of the audit. The audit shall be conducted in accordance with generally accepted auditing standards. Any information regarding management of the Hotel obtained by Owner as a result of the audit shall be maintained as confidential information.

(ii) In the event that Owner elects to have an audit performed in accordance with (i) above, the audited Annual Financial Statements issued in accordance therewith all information contained therein, shall be binding and conclusive on the parties hereto, without further right to review, protest, object or appeal, unless within sixty (60) days following the delivery of such audited Annual Financial Statements, either party shall deliver to the other party notice of its objection thereto setting forth in reasonable detail the nature of such objection (“Objection Notice”).

(iii) In the event Owner does not elect to have an audit performed in accordance with (i) above or audited Annual Financial Statements are not issued by May 31, the Annual Financial Statements delivered pursuant to (b)(2) above and all information contained therein, shall be binding and conclusive on the parties hereto, without further right to review, protest, object or appeal, unless within sixty (60) days following the delivery of such Annual Financial Statements, or within sixty (60) days of May 31 (in the event that Owner has elected to have an audit done pursuant to this subparagraph (d) and the audited Annual Financial Statements have not been delivered by May 31), either party shall deliver to the other party an Objection Notice with respect to the Annual Financial Statements.

(iv) If the parties are unable thereafter to resolve any such timely noticed objections (pursuant to either (b) or (c) above) within thirty (30) days of receipt by either party of the Objection Notice, either party shall have the right to cause such objection to be resolved by dispute resolution, conducted in accordance with the provisions of Article XII below. In the event that neither party submits such objection to dispute resolution as provided herein within sixty (60) days of the Objection Notice, then the Annual Financial Statements or the audited Annual Financial Statements, as the case may be, and all information contained therein, shall be binding and conclusive on the parties hereto, without further right to review, protest, object or appeal.

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(e) Unless Owner has provided Operator notice, as described in subparagraph (d) above, of its intent to cause an audit of the Financial Records of the Hotel to be performed, the Annual Financial Statements delivered pursuant to subsection (2) above, and all information contained therein, shall be binding and conclusive on the parties hereto, without further right to review, protest, object or appeal, unless, within sixty (60) days following the delivery thereof, either party shall deliver to the other party notice of its objection thereto setting forth in reasonable detail the nature of such objection (“Objection Notice”). If the parties are unable thereafter to resolve any such timely noticed objections within thirty (30) days of receipt by either party of the Objection Notice, either party shall have the right to cause such objection to be resolved by dispute resolution, conducted in accordance with the provisions of Article XIV below. In the event that neither party submits such objection to dispute resolution as provided herein within sixty (60) days of the Objection Notice, then the Annual Financial Statements delivered pursuant to subsection (2) above, and all information contained therein, shall be binding and conclusive on the parties hereto, without further right to review, protest, object or appeal.

ARTICLE V

Trade Names and Other Intellectual Property

5.1 Name of Hotel.

During the Term, the Hotel shall at all times be identified by the name [“                    ”]. The name of the Hotel may be changed from time to time with the mutual approval of both Operator and Owner, but only to a name that conforms to Operator’s then-applicable naming protocol and includes the Brand name. If Operator changes any Protected Names or Protected Marks, Owner shall be obligated to (and Operator may) implement measures adopting such changes at the Hotel only if such changes are being implemented at not less than fifty percent (50%) of Brand Hotels.

5.2 Ownership of Intellectual Property.

Operator shall employ for the benefit of the Hotel the Protected Names and Protected Marks, to the extent reasonably applicable to the Hotel, as determined by Operator in its sole discretion, without payment of additional compensation or fee to Operator. Owner acknowledges that each of the Protected Names and Protected Marks, when used either alone or in conjunction with any other word or words, or any other marks, are the exclusive property of Operator, and Owner acknowledges that

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Operator alone has the exclusive right to determine the form of presentation of the Protected Names and the Protected Marks in conjunction with the operation of the Hotel, including the marketing, promotion, advertising and management thereof, for the sales or marketing of any goods or services, or on any Hotel signage. Owner hereby covenants and agrees (and shall require any transferee, assignee or successor to agree) that without Operator’s consent (which may be granted, conditioned or withheld in Operator’s sole discretion unless otherwise contemplated in this Agreement), Owner shall not use any of the Protected Names or Protected Marks, either alone or in conjunction with any other word or words, or in conjunction with any other logos, trademarks, trade names or other marks, in connection with the use or marketing or operation of the Hotel, in the name of Owner or any Affiliate of Owner or otherwise (other than the mere textual presentation of the name of the Hotel or as provided in Section 5.3 or the linkage agreement referred to therein). Furthermore, Owner agrees that no right or remedy of Owner for any Default of Operator hereunder nor the delivery of possession of the Hotel to Owner upon expiration or earlier termination of the Term, nor any other provision of this Agreement, shall confer upon Owner, or any transferee, assignee or successor of Owner, or any Person claiming by or through Owner, the right to use any of the Protected Names or Protected Marks, either alone or in conjunction with any other word or words or in conjunction with any other logos, trademarks, trade names or other marks, in connection with the use or operation of the Hotel or otherwise except as may be provided in Article XII of this Agreement. In the event of any breach of this covenant by Owner, Operator shall be entitled to damages, to relief by injunction, and to all other available legal rights or remedies. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Agreement.

5.3 Owner Marketing.

(a) All marketing for the Hotel shall be conducted by Operator.

(b) Owner may not develop, maintain or authorize any Website that either has the word “hyatt” or any similar word as part of its domain name or URL or that accepts reservations for the Hotel (other than through an approved link to a Hotel System Website). Owner may, with Operator’s approval and subject to the conditions in Section     , establish an “Owner Organization Website.” Owner shall submit to Operator for its approval all proposed uses of the Protected Marks and Protected Names, references to the Hotel, and other information concerning Owner Organization Website as Operator periodically requests. Operator will not unreasonably withhold its approval of Owner’s use of a Owner Organization Website. Operator may implement and periodically modify, and Owner must comply with, the Hotel Standard relating to

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any Owner Organization Websites and other electronic uses of the Protected Marks and Protected Names and may withdraw its approval of any Website that no longer meets Operator’s minimum standards.

Anything in this Agreement to the contrary notwithstanding, including, without limitation, Section 5.1 hereof, Owner shall have the right to include within any Owner Organization Websites a direct link connecting such websites to either the Operator reservations website, or to the specific page at the Operator website in which bookings can be made for the Hotel. If Owner elects to implement such linkage to the Operator website, the same shall be subject to the following terms and conditions:

(i) The linkage arrangements shall be subject to reasonable approval by Operator for the purpose of ensuring that the linkages are maintained in a manner that does not adversely affect either the security of the Operator website or the integrity of its systems. Among other things, such linkages must conform to Operator technical specifications and policies in effect from time to time regarding, among other things, connectivity, security, privacy, database applications, graphic design and website functionality. Operator will advise Owner on request of all such specifications and policies which would adversely affect the exercise of Owner’s rights under this Section 5.3(b).

(ii) Owner shall have the right to terminate any linkage to the Operator website at any time at its discretion and at Owner’s cost, and, after termination thereof, to elect thereafter (but in any event during the Term), at its discretion, to reinstate such linkage at Owner’s cost on the terms and conditions herein set forth.

(iv) All linkage arrangements, and all right of Owner to link to the Hyatt website, shall terminate, without further act or notice of either Owner or Hyatt, concurrently with the expiration or earlier termination of this Agreement, and both parties agree to take all action reasonably necessary (and each consents to any actions taken by the other which may be reasonably necessary) to terminate the links at such time.

(v) Any information of a technical nature regarding the Operator website furnished to Owner in order to enable the linkage herein contemplated shall, for all purposes hereof, be deemed Proprietary Materials of Operator.

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(vi) Prior to implementing any linkage, Owner shall advise Operator’s Vice President of Marketing-Electronic Distribution and provide him/her with such reasonable information as he/she shall request to review compliance with the requirements of this Section 5.3(b).

(vii) If it shall at any time be determined by Operator, in its sole discretion, that the maintenance of the linkage compromises the security of the Operator website, or in any manner impedes, impairs or interferes with the operation, security or functionality of the Operator systems, Operator shall notify Owner thereof, and Owner shall take such measures as may be reasonably necessary (with the cooperation and assistance of Operator) to rectify the situation.

(viii) All costs or expenses incurred in connection with creating or maintaining the link shall be an Owner Expense. Any costs incurred in connection with investor and employee newsletters and communications, and in connection with annual reports, shall be paid by Owner and shall not be an Operating Expense.

(ix) All reservations booked as a result of the linkage shall be booked through the Operator reservation system and shall be subject to terms and policies (such as rates, cancellation policy, deposit policy and the like) applicable to other Hotel bookings made through the Operator website.

(x) Neither Owner nor any other party maintaining linkages pursuant to clause (c) below shall be entitled to, and shall not receive, any commission, fee or other compensation for any reservations booked as a result of any website maintained by Owner or such third party, or, if any fee shall be so payable, it shall be paid by Owner and shall not be an Operating Expense.

(xi) Any data collected or compiled by Owner (or any third party contemplated by clause (c) below) shall be kept in strict compliance with applicable privacy laws and Owner shall indemnify, defend and hold Operator, and its officers, directors, employees and Affiliates, free and harmless from any loss, cost, liability or expense suffered or incurred by Operator by reason of any breach or violation by Owner or its Affiliates (or by any such third party) of applicable privacy laws as a consequence of Owner’s activity under this Section 5.3.

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(c) Owner and Operator acknowledge that electronic marketing, both currently and anticipated for the future, is and increasingly will become a major marketing outlet in the hotel industry and for the Hotel. Operator maintains a number of such programs currently and anticipates other programs as technology advances in the future. Accordingly, as part of each marketing plan submitted as part of the Annual Plan, Owner and Operator shall discuss, among other things, electronic marketing programs, and Operator will include the anticipated costs thereof as part of the Operating Budget.

ARTICLE VI

Payments to Operator

6.1 Management Fees.

(a) Amount of Fees. For the services to be rendered by Operator under this Agreement, Owner shall pay Management Fees to Operator consisting of the Basic Fee and the Incentive Fee as follows:

(1) A basic fee (the “Basic Fee”) equal to three percent (3%) of the Gross Receipts for each Fiscal Year; plus

(2) An incentive fee (the “Incentive Fee”) equal to twenty percent (20%) of the amount by which Adjusted Profit, if any, for each Fiscal Year exceeds the Hurdle Amount.

Except for the Management Fees and reimbursements to Operator (all as herein expressly provided), Operator shall not be entitled to any fees or other form of remuneration or compensation for any services provided to Owner for the benefit of the Hotel.

(b) Monthly Installments. With respect to any Fiscal Year and each calendar month included therein, the Basic Fee and the Incentive Fee shall each be payable in monthly installments equal to the amount of the Basic Fee or Incentive Fee, as applicable, calculated (in the manner described in Section 6.1(a) above) for the Cumulative Period in respect of such calendar month, less the aggregate amount of the tentative monthly installments having theretofore been paid for such Fiscal Year on account of the Basic Fee or Incentive Fee, as applicable. Operator may pay each such monthly installment to itself by withdrawing the same from the Operating Accounts at any time after Operator shall furnish to Owner the unaudited financial statement for such calendar month pursuant to Section 4.8(b)(1) hereof.

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(c) Year-End Reconciliation. If for any Fiscal Year, the aggregate amount of the tentative monthly installments paid to Operator on account of the Basic Fee and Incentive Fee shall be more or less than the Management Fee payable for such Fiscal Year based upon the final determination of Gross Receipts and Adjusted Profit for such Fiscal Year as reflected in the Annual Financial Statement for such Fiscal Year prepared in accordance with Section 4.8, then, by way of year end adjustment, within fifteen (15) days after the delivery of such Annual Financial Statement to Owner, Operator shall pay into the Operating Accounts the amount of such overpayment or withdraw from the Operating Accounts the amount of any such underpayment and provide written notice thereof to Owner promptly thereafter.

6.2 Centralized Services Charges.

In addition to the Management Fees and all other amounts required to be paid to Operator under this Agreement, Owner shall pay to Operator the Centralized Services Charges. The Centralized Services Charges shall be paid to Operator on a monthly basis, by Operator’s withdrawing the same from the Operating Accounts on scheduled dates during such month when such amounts are generally payable to Operator by other Brand Hotels, which withdrawals shall be equitable and reasonable as determined by Operator, in the exercise of its reasonable discretion, on the basis of the cost of individual items or services to similarly situated Brand Hotels. If any final accounting of the Centralized Services Charges results in additional amounts due to Operator, Operator may reimburse itself, as an Operating Expense, at any time after delivery to Owner of the Centralized Services Costs audit, for the additional amount due Operator, and if Owner has overpaid, as disclosed by the Centralized Services Costs audit, Owner shall be entitled, at Operator’s option, either to a credit against the next installment of Centralized Services Charges due hereunder or a payment from Operator, to be deposited in the Operating Accounts, in the amount of the overpayment (or, if this Agreement shall have previously terminated or the Term expired, Operator shall refund the difference to Owner in cash).

6.3 Reimbursements.

In addition to the Management Fees, Centralized Services Charges and any other amounts required to be paid to Operator in accordance with the express provisions of this Agreement, Owner shall reimburse Operator as follows: (i) for any Employee Costs paid directly by Operator or its Affiliates with respect to Hotel Employees for their services at or responsibilities for the Hotel; (ii) out-of-pocket expenses incurred by Operator in providing technical assistance services to Owner in connection

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with any Refurbishing Program; (iii) travel and other reasonable out-of-pocket expenses of Operator personnel when assigned to temporary full-time duty at the Hotel (for the period of such assignment); (iv) travel and other reasonable out-of-pocket expenses of Operator’s Corporate Personnel when traveling for the benefit of the Hotel (equitably allocated when such travel is also for purposes other than the direct benefit of the Hotel); (v) relocation costs for managerial employees transferred to the Hotel; (vi) insurance premiums for coverage maintained by Operator with respect to the Hotel pursuant to Sections 7.1 and 7.2; and (vii) all third party costs and expenses incurred by Operator, including, without limitation, reasonable attorneys’ fees in connection with any cooperation or assistance from Operator requested by Owner (such as, for example, but without limitation, execution of consents, agreements or other documents) relating to any sale, transfer, leasing or financing of the Hotel by Owner. Reimbursements for any such costs shall be made on a periodic basis as costs are incurred and may be paid by withdrawal by Operator of the required amounts from the Operating Accounts, or, at Operator’s election, by set off against amounts otherwise payable to Owner hereunder. The reimbursements provided for in this Section 6.3 shall include only direct out-of-pocket expenses and not any general overhead, and shall be allocated to the Hotel on a direct pass through basis, without mark up or profit, and after deduction for any portions thereof properly allocated to any other hotel within the Operator Hotel Group. Notwithstanding the foregoing, if any of the Key Personnel is transferred by Operator to another Hyatt-branded hotel within twenty-four (24) months of his/her commencement of employment at the Hotel, or in the event any other managerial employee is transferred by Operator to another Hyatt-branded hotel within eighteen (18) months of his/her commencement of employment at the Hotel, relocation costs in connection with the transfer of a replacement managerial employee shall be paid by Operator, and shall not be an Operating Expense; provided, however, that (i) the provisions of this clause shall not apply to relocation expenses for replacement of Key Personnel or other managerial employees required as a result of the death, resignation or termination of employment with Operator of the former Key Personnel or managerial employee who is being replaced or a transfer of Key Personnel or managerial employee initiated as a result of Owner’s request that a Hotel employee be transferred or removed from service at the Hotel; and (ii) in the case of any transferred managerial employee, other than Key Personnel, within the aforesaid period of eighteen (18) months, only a prorata portion of the relocation costs for his/her replacement shall be borne by Operator, such portion being a prorated amount of the total relocation costs for such replacement based on the actual tenure of employment at the Hotel of the person transferred in relation to the full eighteen (18) month period, with the balance being an Operating Expense. The Hotel shall not be the focus of training for Hotel Employees in manner or quantity that distinguishes the Hotel from other Brand Hotels.

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6.4 Interest on Overdue Sums.

If either party shall fail to pay, when due, any sum payable to the other hereunder, the Defaulting Party shall, without notice to or demand upon it, be liable to the other party for the payment of such sum together with interest thereon at the rate of (a) “Prime Rate” plus 3% per annum or (b) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment. For the purposes hereof, “Prime Rate” shall mean the rate per annum published from time to time in the Wall Street Journal as the prevailing prime rate of interest.

6.5 Tax on Reimbursements.

Whenever any reimbursement due Operator under Section 6.3 or any other provision of this Agreement shall be subject to a gross receipts or similar tax under applicable law, Owner shall remit reimbursement to Operator, together with such tax payable thereon, so that Operator shall receive such reimbursement net of any taxes or similar charges. Any payments made by Owner in this connection shall be paid from the Operating Accounts to the extent there is sufficient working capital to pay such amounts and be deducted in computing Adjusted Profit for the period incurred (provided that any interest due on such sums pursuant to Section 6.4 shall be an Owner expense and shall not an Operating Expense). At Owner’s request, Operator will resist, by appropriate proceedings, any liability for any tax which is the subject of the foregoing indemnification, in which case all expenses (including, without limitation, reasonable attorneys fees) incurred by Operator in resisting or defending itself against such liability shall be deemed an Operating Expense payable from the Operating Accounts.

ARTICLE VII

Insurance

7.1 Property Insurance.

Operator shall procure and maintain, on behalf of itself Owner and the Hotel, the following “Property Insurance” coverages with respect to the Hotel with financially responsible insurance companies selected by Operator having an A.M. Best rating of A- or better, the cost of which shall be Owner’s expense and paid or reimbursed to Operator upon notice and delivery of an invoice, advice, document or other demand from Operator to Owner:

(a) All Risk Property insurance in an amount equal to the full replacement cost of the Hotel, to include the perils of flood, named windstorm, and earthquake (if the Hotel is in a zone

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warranting such coverages). If flood, earthquake and windstorm are not obtainable for replacement cost, a reasonable amount must be carried relative to other hotels of similar value and type located in the Hotel’s market area.

(b) Boiler and machinery coverage, in amounts reasonably acceptable to Operator.

(c) Business interruption insurance for all risk perils (including flood, named windstorm, and earthquake to the extent applicable as reasonably determined by Operator) covering at least one (1) years’ loss of profits and necessary continuing expenses for interruption of the Hotel. If business interruption is not obtainable, a reasonable amount must be carried relative to other hotels of similar value and type located in the Hotel’s market area. Such coverage may be maintained by Operator either in separate policies of insurance or as part of Operator’s property and boiler and machinery coverage.

7.2 Operational Insurance.

Operator shall procure and maintain, on behalf of itself, Owner and the Hotel, the following “Operational Insurance” coverages with respect to the Hotel with financially responsible insurance companies selected by Operator having an A.M. Best rating of A- or better and licensed and authorized to do business in the jurisdiction in which the Hotel is located the cost of which shall be an Operating Expense which shall be paid or reimbursed to Operator out of the Operating Accounts:

(a) Comprehensive public liability insurance, to include excess liability coverage, against claims for bodily injury, death or property damage occurring on, in or about the Hotel or in conjunction with the operations of the Hotel, and automobile liability insurance on vehicles operated in conjunction with the operation of the Hotel (whether owned, rented or leased in Owner’s name or Operator’s name).

(b) Workers’ compensation insurance covering the Hotel Employees, to include employer’s liability, in compliance with or at a minimum not less than the statutory amount as required under applicable provisions of law.

(c) Crime insurance including (i) employee dishonesty coverage, covering Operator’s employees in job classifications normally bonded or insured in other Operator Hotels or as otherwise required by law, (ii) loss inside the premises coverage, (iii) loss outside the

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premises coverage, (iv) money orders and counterfeit paper currency coverage, (v) depositor’s forgery coverage, and (vi) computer fraud.

(d) Employment practices liability insurance, relative to the Hotel Employees, covering employment discrimination, harassment and wrongful discharge actions.

(e) Such other insurance in amounts as is customary for hotel properties similarly situated and which Operator considers advisable for protection against claims, liabilities and losses arising out of or in connection with the operation of the Hotel.

7.3 Payment of Fees and Expenses.

If the Hotel suffers damage or loss that results in an interruption in the operations of the Hotel, Owner shall nevertheless be obligated to pay to Operator all amounts that would be due to Operator under this Agreement had such damage or loss not occurred, including the Management Fees, the Centralized Services Charges and all reimbursable expenses, and shall deposit to the Capital Fund the amounts which would have been deposited therein, for the period of the business interruption. In the event of such a business interruption, the Management Fees and deposits to the Capital Fund shall be calculated based on projections of the Gross Receipts and Adjusted Profit that would have been generated had the loss or damage not occurred. The projections regarding Gross Receipts and Adjusted Profit shall be derived from then-accepted practices in the Hotel and insurance industries for such matters, with due consideration given to the approved Annual Plan for the Fiscal Year in which the loss occurred and any financial projections for the Hotel most recently prepared by Owner or Operator prior to the loss or damage.

7.4 Application of Business Interruption Insurance Proceeds.

If the business of the Hotel is interrupted by any event or peril covered by business interruption insurance, the proceeds of any such insurance, less any portion thereof that may be payable to a Lender to cover payments of regularly scheduled Debt Service, shall be deposited in the Operating Account(s) and utilized by Operator in the same manner as funds generated from the operation of the Hotel are utilized by it in accordance with the terms of this Agreement, including payment of the Management Fees, the Centralized Services Charges, reimbursables due to Operator, other Operating Expenses, and deposits to the Capital Fund. Owner’s obligation for the Management Fees, the Centralized Services Charges and all reimbursable expenses, and for deposits to the Capital Fund in

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connection with such interruption shall be fully satisfied by, and Operator shall seek payment of such obligations solely from, the proceeds available under the business interruption insurance maintained by Operator.

7.5 Payment of Other Operating Expenses.

If the Hotel suffers damage or loss that results in an interruption in the operation of the Hotel, Owner shall nevertheless be obligated to pay all expenses of operating and maintaining the Hotel (at the level that is reasonably determined by Operator to be practicable given the damage or loss that has occurred) regardless of whether there are available to Owner any business interruption insurance proceeds to cover such amounts, and Owner shall be responsible for depositing all amounts necessary for the operation and maintenance of the Hotel in the Operating Account(s) in accordance with Section 4.7(b) during the period of the business interruption.

7.6 Cost and Expense.

Premiums on policies covering more than one (1) policy year shall be charged pro rata over the applicable period of the policies and allocated to the appropriate policy year. Any reasonable reserves, losses, costs, damages or expenses which are not fully insured, or which fall within deductible limits, shall be treated as a cost of insurance and shall be deducted in computing Adjusted Profit except for Capital Expenditures incurred for repair or reconstruction of the Hotel, or any part thereof, following a casualty occurrence. Where legally permitted to do so, Operator may elect to self-insure its worker’s compensation coverage and to charge to the Hotel (and reimburse itself) for a reasonable reserve for such coverage. Owner may procure and maintain such other insurance in amounts as Owner considers advisable for protection against property damage, claims, liabilities and losses arising out of or in connection with the Hotel.

All insurance coverage is a mandatory Centralized Service and the premiums therefore shall be included in the Centralized Services Charges. Although premiums allocated to the Hotel for inclusion in Operator coverage shall be determined on an equitable allocation basis, there is no assurance, representation or warranty that there may not be an element of profit to Operator.

7.7 Policies and Endorsements.

Where permitted, all insurance provided under this Article VII shall name Operator, any Affiliate that Operator may designate, Owner, each member or partner of Owner, and each Lender and

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Ground Lessor as additional insureds on all liability policies and as loss payee on all property and crime policies, as their interests may appear. Specifically, without limitation, any policies providing for business interruption insurance shall name Operator as loss payee with respect to the Management Fees, Centralized Services Charges and reimbursable expenses. If either Operator or Owner retains contractors to perform work at or with respect to the Hotel under contracts requiring the contractor to provide insurance coverage for the benefit of the contracting party, all such insurance shall name both Operator and Owner as additional insureds, and any contractor indemnification provisions in any such contracts shall be provided for the benefit of both Operator and Owner. The party procuring such insurance shall deliver to the other party certificates of insurance. To the extent reasonably obtainable, all policies of insurance required to be obtained under this Article VII shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days prior notice to Owner, Operator, the Lenders or any additional insureds.

7.8 Insurance Claims.

Operator shall, on behalf of Owner, promptly investigate all accidents on or about the Hotel made known to Operator, and report the same promptly to the appropriate insurance carrier. Upon request from time to time by Owner, Operator shall make a full report to Owner as to all material claims for damages relating to the ownership, operation and maintenance of the Hotel, and as to any damage or destruction to the Hotel and the estimated cost thereof, as such matters become known to Operator, and shall prepare any and all reports and furnish any and all information required by any insurance company in connection therewith to the extent such information is within the knowledge or possession of Operator.

ARTICLE VIII

Damage and Condemnation

8.1 Damage to or Destruction of the Hotel.

(a) If the Hotel is damaged by a Minor Casualty, Operator shall process the loss claim with the applicable insurance carriers, including settling such claim, and to arrange to have the damaged portion of the Hotel replaced or repaired. In fulfilling these obligations, Operator shall perform in accordance with Operator’s reasonable business judgment and Owner’s consent shall not be required. Owner shall promptly execute any documents that are reasonably necessary to process the claim with the insurance carriers, as well as any contract with contractors or suppliers.

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(b) If the Hotel is damaged or destroyed by a Total Casualty, or if the Hotel is damaged or destroyed to such an extent that the estimated time for repair or restoration thereof, in the reasonable opinion of Owner, shall exceed eighteen (18) months from the commencement of such repair or restoration, or the damage or destruction shall occur at any time within the last three (3) years of the then applicable Term (taking into account any remaining Renewal Options) and if, in connection with any of the foregoing, Owner elects not to rebuild or restore the Hotel, then either party shall be entitled to elect to terminate this Agreement by notice to the other party given at any time within ninety (90) days after the occurrence of such damage or destruction. If there shall be any dispute between Owner and Operator as to whether Owner’s estimate of the cost of restoration, the full replacement cost of the Hotel, or the estimated time for repair or restoration is reasonable under the circumstances, the said dispute shall be submitted to arbitration conducted in accordance with the provisions of Article XIV.

(b) If the Hotel or any material portion thereof shall be damaged to a greater extent than a Minor Casualty, but less than a Total Casualty, or if the Hotel is damaged by a Total Casualty and the parties have elected not to terminate the Agreement pursuant to Section 8.1(b) above, Owner shall, with due diligence, repair, rebuild or replace the same substantially to its condition prior to such damage or destruction. If Owner fails to undertake such work within one hundred eighty (180) days after the fire or other casualty (or such later date on which such insurance proceeds shall have been received), or shall fail to complete such work diligently, within eighteen (18) months following the fire or other casualty (or such longer time period as may be agreed between Owner and Operator), Operator may, at its option, terminate this Agreement immediately upon notice to Owner.

(c) If one of the parties terminates this Agreement pursuant to subsection (b) above and, at any time within three (3) years following any such termination, Owner nevertheless commences repair or restoration or rebuilding of a first-class hotel meeting the Hotel Standard on, or in the vicinity of, the Site, or anywhere else utilizing the proceeds of insurance from such damage or destruction, Operator shall have the right (but not the obligation), exercisable at any time within ninety (90) days after Operator has actual knowledge of the commencement of such repair, restoration or rebuilding, to elect to manage and operate the rebuilt, repaired or restored hotel in accordance with the provisions of this Agreement from the opening date of the rebuilt, repaired or restored hotel and for the unexpired Term (including available Renewal Terms) remaining as of the date of the damage or destruction event which resulted in Owner’s termination hereof.

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8.2 Condemnation.

(a) If the whole of the Hotel, or such portion thereof as shall render the remaining portion of the Hotel unsuitable for use as a hotel conforming to the Hotel Standard, shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition, expropriation or like proceeding (including conveyances or transfers in lieu thereof) by any competent authority for any public or quasi-public use or purpose, Owner or Operator may terminate this Agreement upon ninety (90) days’ notice to the other party. Operator shall have the right to institute or intervene in any available legal or similar proceedings to determine fair compensation for such taking or condemnation for the purpose of representing Operator’s compensable interest in any award for such taking or condemnation arising from this Agreement and Operator’s right of quiet enjoyment hereunder. Any award made to Owner that does not recognize the separate compensable interest of Operator shall be apportioned between the parties in consideration of all relevant factors. If the Parties cannot agree upon such apportionment within ninety (90) days after the amount of the award payable to Owner has been determined by settlement or a final judicial determination, either Party may submit the dispute for resolution in accordance with Article XIV.

(b) If the portion of the Hotel remaining after any taking or condemnation described above is suitable for use as a hotel meeting the Hotel Standard, this Agreement shall not terminate, but Owner shall, at its expense, repair any damage to the Hotel, or any part thereof, so as to render the Hotel a complete and satisfactory architectural and operational unit meeting the Hotel Standard, and in such event, Owner shall retain the balance (if any) of the award received for such taking or condemnation, after deduction of the cost of repair or restoration.

(c) If there is a taking or condemnation of all or part of the Hotel for temporary use not in excess of two (2) years, this Agreement shall remain in full force and effect. Owner shall commence restoration, repairs and alterations promptly after the termination or the taking or condemnation for temporary use and shall complete the same with diligence. All awards or other proceeds on account of the taking shall be treated as Gross Receipts of the Hotel. This Agreement shall then continue in effect for the balance of the Term (including Renewal Terms, if any) remaining after the initial date of such taking.

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ARTICLE IX

Assignment

9.1 Assignment by Operator.

(a) Except as expressly provided below, Operator shall not sell, assign, pledge, encumber, hypothecate, transfer or otherwise dispose of (collectively, “Transfer”), in whole or in part, any of its rights or interests hereunder, or enter into any agreement with any Person, other than an Affiliate of Operator as provided and subject to the provision of this Section 9.1, delegating any of Operator’s duties or responsibilities hereunder (other than routine maintenance and service contracts entered into in the usual and ordinary course of business) but may, without Owner’s consent, assign or grant security interests in or to its right to receive Management Fees hereunder as security for any monetary obligations of Operator. It is understood and agreed that any consent granted by Owner to any such Transfer shall not create any obligation on the part of Owner to grant further consents. Notwithstanding the foregoing, Operator may, without the consent of Owner, Transfer its rights under this Agreement in whole, but not in part, to any Affiliate of Operator, or to any Person that may become an Affiliate as a result of a related and substantially concurrent transaction, or to any successor or assign of Operator which may result from any merger, consolidation or reorganization, or to a Person which shall acquire all or substantially all of the business and assets of Operator relating to the Brand Hotels, subject, in each such case, to compliance by Operator with each of the following terms and conditions:

(1) The transferee, whether an Affiliate or a third party, shall, as of the effective date of the proposed Transfer, have the full right, power and authority to enter into this Agreement and to fulfill the obligations of Operator hereunder.

(2) Not later than the effective date of any such Transfer, the transferee (whether or not an Affiliate of Operator) shall be entitled to use in connection with the operation of the Hotel the Brand and such other Protected Names and Protected Marks as are in use at the Hotel immediately prior to such transfer, and shall have available to it the operating systems and other resources needed for the continued management and operation of the Hotel as a Brand Hotel, including, without limitation, the benefit of services that are designed to approximate the Centralized Services available to the Hotel immediately prior to such Transfer and any cost or expense incident to such Transfer, including increased Operating Expenses as a direct result thereof, shall not be borne by the Hotel or by Owner.

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(3) The transferee shall have executed a written instrument, a certified copy of which shall be delivered to Owner not later than twenty (20) days following the effective date of any such Transfer, expressly assuming and agreeing to pay, perform and discharge all of the liabilities and obligations of Operator hereunder, including, without limitation, any such liabilities or obligations arising or accruing prior to, on or after the effective date of any such Transfer.

(b) No delegation by Operator of any part of its operating duties and responsibilities hereunder to an Affiliate of Operator, and no change in the party or parties directly or indirectly in control of Operator or Affiliates of Operator, shall be deemed an assignment of this Agreement.

(c) Upon satisfaction and discharge of the conditions described above in connection with any Transfer, Operator shall be relieved of any liability or obligation hereunder arising after the date of such assignment, except in the case of an assignment to an Affiliate in which case Operator shall remain liable hereunder for so long as such assignee shall remain an Affiliate of Operator.

(d) It is understood and agreed that any disposition by Operator of a Controlling Interest in any Affiliate to which it has previously assigned this Agreement, shall be deemed a Transfer requiring the prior written consent of Owner as herein required unless all conditions hereinabove set forth to such Transfer shall have been complied with and satisfied in connection with such disposition (other than an express assumption agreement).

9.2 Assignment by Owner.

(a) In addition to any permitted collateral assignments to Lenders pursuant to Article X, Owner shall have the right to assign all of its rights and interests in this Agreement to any Person in connection with a sale or transfer of the Hotel (including, without limitation, any lease of the Hotel substantially in its entirety), and to issue or permit the transfer of any Ownership Interest to any Person, without the prior written consent of Operator; provided, however, Owner shall not sell, assign or transfer the Hotel, or interest therein or issue or permit the transfer of any Ownership Interest to any Person (i) engaged, directly or indirectly, as a substantial part of its business, in the management, licensing or operation (as opposed to the mere ownership) of at least                     (    ) hotels in the United States as a “brand”; (ii) who does not

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have the financial capacity to perform the obligations of Owner under this Agreement; (iii) who would be considered by regulators in the gaming industry to be unsuitable business associates of Operator or its Affiliates or would in any way jeopardize the Hotel’s liquor licenses; (iv) who fails or refuses to execute the assumption document referred to in the next succeeding sentence, if so required; or (v) who fails or refuses to provide disclosure information reasonably requested by Operator sufficient to assess the business reputation of such Person.

(b) Upon any assignment hereof in connection with a sale or other transfer of the Hotel, Owner shall be relieved of its duties, obligations and liabilities hereunder arising after such assignment so long as the assignee shall expressly assume in writing all such duties, obligations and liabilities (including, without limitation, those arising or relating to events occurring prior to any such assignment) and shall agree to be bound by this Agreement as evidenced by a written instrument executed by such assignee in favor of Operator in form and substance reasonably satisfactory to Operator and such assignee and thereupon Owner shall be released from its liabilities and obligations hereunder arising after the date of such assignment to the extent such liabilities have been expressly assumed by the assignee. Owner and/or any Ownership Participant desiring to effect an assignment of a Controlling Interest in Owner shall give Operator not less than thirty (30) days advance notice of its intention to do so, which notice shall identify in reasonable detail the direct and indirect controlling owners of the proposed purchaser and shall be accompanied by the latest available audited and unaudited financial statements of the proposed purchaser and its direct or indirect beneficial owner of the Controlling Interest. The transfer or conveyance of the Hotel to any then Affiliate of Owner, or to any Person that may become an Affiliate as a result of a related and substantially concurrent transaction, or to any successor or assign of Owner which may result from any merger, consolidation or reorganization, or to a Person which shall acquire all or substantially all of the business and assets of Owner, shall not be considered a sale or transfer under this Section 9.2, but the transferee or successor shall be obligated in connection therewith to assume the obligations of Owner hereunder, as above provided, in the case of a Transfer.

(c) In the case of any Ground Lease relating to the Hotel, whether to or from an Affiliate of the then Owner or Ownership Participant or otherwise, (i) the lessee shall become the “Owner” hereunder and shall assume all of the liabilities and obligations of Owner herein set forth; (ii) the lessor shall execute a Lessor Non-Disturbance Agreement as described in

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Section 10.1(c), and (iii) if the lessee is an Affiliate of Owner, the lessor shall not be relieved of any of the liabilities or obligations of Owner hereunder.

ARTICLE X

Financing

10.1 Owner Financing.

(a) Operator acknowledges that Owner shall be permitted to encumber the Hotel by financing the construction, development, furnishing and equipping of the Hotel pursuant to a mortgage, deed of trust, or security document encumbering the Hotel and/or the Site (a “Mortgage”) throughout the Term through equity and/or debt financing, all of which shall be subject to the following requirements:

(1) The Mortgage is from an Institutional Lender;

(2) As of the date of the financing, the proposed ratio of the total aggregate Adjusted Profit to the annual debt service for all Mortgages encumbering the Hotel and the Site, including the proposed Mortgage, is projected to equal or exceed one and two-tenths to one (1.2:1) for the twelve (12) calendar months immediately following the date of the financing; one and twenty five one hundredths to one (1.25:1) for the twelve (12) calendar months immediately following the first anniversary of the financing; and one and thirty five one hundredths to one (1.35:1) for the twelve (12) calendar thereafter; and

(3) The Person providing financing is not a Person to whom or to which Owner would be prohibited from assigning its interest in this Agreement pursuant to Section 9.3.

(b) Owner shall obtain from each Lender a “Creditor Non-Disturbance Agreement” reasonably acceptable to Operator, Owner and Lender, pursuant to which the Lender shall agree, for itself any successor-in-interest to Lender with respect to the debt financing in question, that if any “Foreclosure Purchaser” shall acquire title to the Hotel, the Foreclosure Purchaser shall accept an attornment from Operator, and agree that the rights, interests, privileges, authority and power of Operator hereunder shall in no event be disturbed by the Foreclosure Purchaser, and that this Agreement shall continue in full force and effect for all the rest and remainder of the Term subject only to termination in accordance with its terms or in connection with the exercise of any available right or remedy hereunder. Operator agrees that a

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Creditor Non-Disturbance Agreement in form substantially similar to the form attached to this Agreement as Exhibit D would satisfy the foregoing requirements.

The provisions of this Section 10.1 shall be independent of any other provisions of this Agreement. For purposes hereof, a “Foreclosure Purchaser” shall mean (i) Lender, any Affiliate of Lender, or any party designated by Lender to take title to the Hotel, (ii) any successor in interest to Lender under any of the instruments or documents evidencing or securing the financing in question, (iii) any purchaser at a foreclosure sale, (iv) any purchaser of the Hotel acquiring title to the Hotel in connection with the exercise of any remedies (or in lieu of the exercise thereof) by a Lender, or its successor in interest, (v) purchaser from a Lender who shall have acquired the Hotel following acquisition thereof by Lender pursuant to foreclosure proceedings or pursuant to any acts or proceedings in lieu of foreclosure, (vi) any trustee in bankruptcy or Owner in its capacity as debtor-in-possession under bankruptcy, insolvency or reorganization laws, and (vi) any party acquiring the Hotel pursuant to a plan or reorganization or liquidation of Owner pursuant to applicable bankruptcy, insolvency or reorganization laws.

(b) Ground Lease. No Ground Lease shall be entered into with respect to the Hotel, nor shall any Ground Lease be in effect regarding the Site, including, without limitation, any Ground Lease between Owner and any Affiliate of Owner, unless the Ground Lessor shall theretofore or concurrently therewith or herewith have entered into a “Lessor Non-Disturbance Agreement” with Operator, whereby, upon a termination of the said Ground Lease during the Term, Operator shall attorn to the Ground Lessor with respect to this Agreement, and the Ground Lessor shall agree, for itself and any successor-in-interest under the Ground Lease, to accept such attornment, to assume the obligations of Owner hereunder, and to not disturb or otherwise interfere with Operator’s rights, authority or privileges hereunder except in the case of an Event of Default by Operator or otherwise in accordance with the express provisions of this Agreement.

10.2 Advance Notice of Financing or Ground Lease.

Not less than five (5) business days prior to the signing of any financing documents or Ground Lease, Owner shall inform and furnish Operator with the identity of the proposed Lender or Ground Lessor, as applicable, and Operator shall have the right, but not the obligation, to inform the proposed Lender or Ground Lessor of the legal relationship between Owner and Operator and its Affiliates and that neither Operator nor its Affiliates make any warranties or representations in connection

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with any information provided to such Lender or Ground Lessor by Owner, and to inform the proposed Lender or Ground Lessor of the requirements of this Article X.

ARTICLE XI

Default

11.1 Defaults.

The occurrence of any one or more of the following events which continues for more than the period of grace (if any) provided below shall constitute an “Event of Default” by the party in respect of which such event occurs, and such party shall be deemed a “Defaulting Party” with respect thereto and in “Default” under this Agreement:

(a) If Owner shall fail to provide funds to be deposited in the Operating Accounts in response to a Funds Request in accordance with, and within the time required under, Section 4.7(b) hereof.

(b) If Owner or Operator shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner or Operator, as applicable, and such default shall continue for a period of thirty (30) days after notice thereof by the Non-Defaulting Party to the Defaulting Party.

(c) If Owner or Operator shall apply for or consent to the appointment of a receiver, trustee or liquidator for Owner or Operator, as applicable, or for all or a substantial part of its assets, or shall file a voluntary petition in bankruptcy, admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors or liquidators or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Owner or Operator, as applicable, a bankrupt or insolvent or approving a petition seeking reorganization or liquidation of Owner or Operator, as applicable, or appointing a receiver, trustee or liquidator for Owner or Operator, as applicable, or for all or a substantial portion of its assets, and such judgment, order or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

(d) If any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked by reason of the unlicensability of Owner or Operator (as

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opposed to the effect of any general legislation or governmental act prohibiting the sale of alcoholic beverages in general or by the class of businesses of which the Hotel is a part) and such suspension, termination or revocation shall continue for a period of sixty (60) consecutive days.

11.2 Curing Defaults.

No event which is curable but which, by the nature of such event, is not susceptible, with the exercise of diligence, of being cured within the applicable grace period, shall constitute an Event of Default so long as the Defaulting Party has commenced to cure such default within such grace period and proceeds thereafter with due diligence and in good faith to cure the same. Failure to commence or proceed with reasonable diligence to cure such default until completion shall terminate any right to additional time to cure. In no event shall additional time to cure apply in cases where the Event of Default in question may be cured on a timely basis by the payment of money in the amount due.

11.3 Remedies.

(a) Upon the occurrence of an Event of Default by either party, the “Non-Defaulting Party” (that is, the party not in Default hereunder with respect to the event in question) shall have, and may exercise against the Defaulting Party, such rights and remedies as may be available to the Non-Defaulting Party at law or in equity, including, without limitation, actions for specific performance or damages; provided, however, neither party shall have the right to terminate this Agreement by reason of the occurrence of an Event of Default of the other party hereunder unless (x) the Event of Default in question represents intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the Defaulting Party; or (y) remedies at law are inadequate to redress such Event of Default; or (z) termination is provided for under any of the express provisions of this Agreement. Whenever termination of this Agreement is an available remedy, the same may be exercised by notice to the Defaulting Party and this Agreement shall terminate on the date set forth in such notice, which date shall in no event be sooner than ten (10) days nor later than thirty (30) days, after the delivery thereof. The right of termination set forth in the preceding sentence, if available, shall be in addition to, and not in lieu of, any other rights or remedies provided hereunder or at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of

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the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the Non-Defaulting Party.

(b) In addition to the rights set forth in Section 11.3(a) above, upon the occurrence of a monetary Default by either party, the Non-Defaulting Party shall accrue interest at an annual rate equal to the Prime Rate plus three (3) percentage points from and after the date on which the Default occurred. Upon the occurrence of a monetary default by Owner, Operator shall have the right (without affecting Operator’s other remedies under this Agreement) to withdraw the amount plus interest pursuant to this Section 11.3(b) owed to Operator or any other Operator Affiliate by Owner from distributions otherwise payable to Owner pursuant to this Agreement.

(c) The rights granted in this Section 11.3 shall not be in lieu of, but shall be in addition to, any and all rights and remedies available to the Non-Defaulting Party (including, without limitation, injunctive relief and damages) by reason of the applicable provisions of law or equity.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW, IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES (INCLUDING, WITHOUT LIMITATION, ANY ARBITRATION PROCEEDING) ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR IN ANY MANNER PERTAINING TO THE HOTEL OR TO THE RELATIONSHIP OF THE PARTIES HEREUNDER, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY HERETO ANY PUNITIVE OR EXEMPLARY DAMAGES, EACH PARTY ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, AND OTHER REMEDIES AT LAW AND IN EQUITY, WILL IN ALL CIRCUMSTANCES BE ADEQUATE. THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES AND FOR ALL CAUSES OF ACTION OR THEORIES OF LIABILITY, WHETHER FOR BREACH OF THIS AGREEMENT OR FOR VIOLATION OF ANY OTHER DUTY OWING BY EITHER PARTY TO THE OTHER WHICH MAY IN ANY WAY RELATE TO OPERATOR’S MANAGEMENT OR OPERATION OF THE HOTEL. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY ARE EXPERIENCED IN

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NEGOTIATING AGREEMENTS OF THIS SORT, HAVE HAD THE ADVICE OF COUNSEL IN CONNECTION HEREWITH, AND HAVE BEEN ADVISED AS TO, AND FULLY UNDERSTAND, THE NATURE OF THE WAIVERS HEREIN CONTAINED.

ARTICLE XII

Termination and Transition

12.1 Inability to Operate in Accordance with Hotel Standard.

Without limiting Operator’s right to enforce Owner’s obligation to permit the Hotel to be operated in accordance with the Hotel Standard (and without limiting any other remedy available to Operator for Owner’s non-compliance with such obligation), if the Annual Plan approved by Owner for any Fiscal Year, or the funds actually made available by Owner to Operator from time to time, are insufficient to permit Operator to operate and maintain the Hotel in accordance with the Hotel Standard, then Operator shall have the right to terminate this Agreement by providing written notice of such termination to Owner within ninety (90) days following Operator’s determination that the Hotel is not, or cannot be, operated and maintained in accordance with the Hotel Standard as provided herein. Any such termination shall be effective ninety (90) days following delivery of such written notice.

12.2 Transition of Management.

Upon expiration or earlier termination of this Agreement (whether pursuant to this Article XII, or based upon an Event of Default by a party or otherwise), Operator and Owner will cooperate with each other and with an Successor Manager to effect an orderly transition of management functions from Operator to Owner, or to any Successor Manager designated by Owner and if such termination is an early termination prior to the expiration of the Term, notwithstanding the effective date of termination, Operator and Owner shall reasonably agree on the terms of an extension of no more ninety (90) days thereafter so long as any costs incurred by Operator in connection therewith shall be reimbursed to Operator promptly upon request therefor. The provisions of this Section 12.2 shall govern with respect to specific matters relating to the transition of management of the Hotel.

(a) Employment Matters.

(1) Because the Hotel Employees will be employees of Operator (or an Affiliate of Operator), the termination of this Agreement will result in a termination of their employment with Operator (or such Affiliate), although Owner acknowledges that Operator shall

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have the right (but shall not be obligated) to make offers of employment to any Hotel Employees for employment at other hotels within the Operator Hotel Group and Operator acknowledges that Owner or Successor Manager shall have the right to make offers of employment to any management personnel then employed at the Hotel for continuing employment at the Hotel following written confirmation from Operator that Operator does not intend to continue such personnel’s employment with Operator. In the event, in connection with the termination of this Agreement, WARN Act notices are required, Operator shall be obligated to deliver such notices unless Owner requests otherwise.

(2) Except to the extent any applicable insurance maintained with respect to the Hotel shall reimburse Operator for its loss, Owner shall be responsible for, shall reimburse Operator for, and shall indemnify, defend and hold Operator, and each of Operator’s shareholders, officers, directors, employees and agents, completely free and harmless of and from any and all costs, expenses, claims, liabilities, loss or damages of any kind or nature that result or could result from the termination of the employment of the Hotel Employees by Operator or its Affiliate (notwithstanding any continuation of their employment at the Hotel as employees of Owner or a Successor Manager). The foregoing reimbursement and indemnity obligation includes, without limitation, all accrued payroll, accrued benefits such as vacation pay and sick days and all other Employee Costs or other employment liabilities (including severance obligations) accruing up to and including the date of termination or incurred as a result of such termination, any multi-employer withdrawal liability, obligations under then-existing or subsequently negotiated collective bargaining agreements, and any liabilities or obligations under WARN and other requirements applicable to severance or termination of employment. The foregoing provisions of Section 12.2, shall not limit, impair or otherwise prejudice the rights of Owner to collect or recover damages by reason of the occurrence of any Event of Default by Operator hereunder.

(b) Insurance. The Hotel’s inclusion in Operator’s chain-wide policies of insurance and, if applicable, Operator’s self-insurance program will be terminated as of the effective date of termination of this Agreement, and Operator shall have the right to reimburse itself for such premiums which may have accrued to the date of termination by withdrawing the appropriate amount thereof from the Operating Accounts. If Owner’s pro rata share of premiums under the chain-wide policies of insurance shall have been paid in advance, Operator shall reimburse Owner for the unused portion of such insurance premiums. Owner consents to the termination of

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the insurance program with respect to the Hotel as of the effective date of termination of this Agreement and agrees that Operator shall have no further obligation, after the effective date of such termination, to provide or obtain any insurance coverage for the benefit of Owner or the Hotel thereafter. If the Hotel has participated in Operator’s self-insured worker’s compensation, or other self-insured programs, Owner shall remain liable for the payment of deductible amounts under such programs for claims attributable to events occurring on or prior to the expiration or earlier termination hereof.

(c) Receivables. Operator will reasonably cooperate with Owner, at Owner’s sole cost and expense, in the collection of any receivables outstanding as of the expiration or earlier termination of this Agreement, and will remit to Owner any amounts collected directly by Operator after the effective date of termination which relate to such receivables.

(d) Proprietary Interests. After termination of this Agreement, neither Owner, nor any Person acting on behalf of Owner, shall directly or indirectly hold itself or the Hotel out to the public as being or remaining (or otherwise associated with) a Brand Hotel or a member of the Operator Hotel Group or in any way affiliated with Operator. Accordingly, the following provisions shall apply as of the termination of this Agreement:

(1) Owner shall cease using all Proprietary Materials, all such Proprietary Materials being the sole property of Operator which may be removed by Operator (without any payment or other reimbursement) as of the effective date of termination of this Agreement, and Owner shall no longer be entitled to use any thereof.

(2) Owner shall cease the use and display of the Protected Names and the Protected Marks, except that Owner shall have the right to continue to use any consumable inventory, Operating Equipment and supplies bearing the Protected Names or any of the Protected Marks for a period not in excess of thirty (30) days following the date of termination or until supplies thereof on hand as of the termination date shall be exhausted, whichever shall first occur, but shall have no right to reorder any quantities of such items. All signs, displays and other materials in or on the Hotel bearing any of the Protected Names or Protected Marks will be removed, or covered over, by Owner as its expense. Notwithstanding the foregoing, Operator shall have the right (but not the obligation), as of the date of termination of this Agreement, to purchase (x) any items of Operating Equipment, consumables or supplies bearing the Protected

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Names or any of the Protected Marks (other than those also bearing the name of the Hotel) which are in reserve storage or are contained in unopened containers, at a price equal to the acquisition cost thereof to Owner, and (y) any other items bearing the Protected Names or any Protected Mark at a reasonable price to be agreed upon between Owner and Operator; provided that, except for a termination at the expiration of the Term, Operator’s right to purchase under this sentence shall not extend to that quantity of items reasonably necessary for the operation of the Hotel in the ordinary course of business until such items can be replaced using commercially reasonable diligence to procure replacement items, this proviso, however, to be subject to the above provisions of this Section 12.2 limiting the time during which Owner may continue to use items bearing the Protected Names and Protected Marks. In connection with the purchase of any such items, Operator shall have the obligation, at its expense, to pay for and remove the same from the Hotel not later than fourteen (14) days after the effective date of termination. Without in any way limiting the generality of the foregoing, on the termination date, Owner shall remove at its expense, or otherwise cover or obliterate, all interior and exterior signs and graphics bearing the Protected Names or any Protected Mark so as not to be visible to the public.

(3) Although the removal of any software programs shall be coordinated with the installation of replacement systems, Operator shall have no obligation to allow the proprietary software to remain in the Hotel beyond the termination of this Agreement; Upon request, Operator will provide Owner with a written list of operating and accounting systems software actually installed in the Hotel by or for Operator, and, if requested by Owner and subject to limitations in Section 12.2(e) regarding assignment of Chain Contracts, Operator will request and use commercially reasonable efforts, without cost to Operator, to obtain extensions of any such operating or accounting software systems licensing agreements for up to ninety (90) days following termination of this Agreement, with any costs related thereto being Owner’s expense. To the extent necessary for an orderly transition of management functions, both a hard copy and, if feasible, an electronic copy of guest information relating to their patronage of the Hotel for the period through the termination of this Agreement shall be given to Owner (except for such information which may have previously been discarded in accordance with applicable records retention policies). Operator shall use commercially reasonable efforts to facilitate the orderly electronic transfer of all non-proprietary records and information pertaining to the Hotel and to Owner’s or Successor Manager’s systems, with any costs relating thereto being an Operating Expense, but not otherwise at Operator’s cost or expense. Non-proprietary information on guests,

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patrons or groups relating to the Hotel may be used by Operator and Owner, and their Affiliates, on a non-exclusive basis in the conduct of their respective businesses (both during and after the Term), including, but not limited to, use by Operator in connection with guest loyalty programs.

(e) Service Contracts and Leases. Owner acknowledges that Operator may not have the ability to transfer to Owner the continuing benefits of Chain Contracts, or any contract with a Purchasing Company, upon termination of this Agreement. Owner agrees that such contracts, leases and service agreements will not be assigned, transferred or continued after such date, and Operator may, therefore, remove the Hotel from any such contracts applicable to the Hotel, as of the effective date of termination of this Agreement. Any other leases or contracts entered into by Operator as agent for Owner shall remain the liability and obligation of Owner, in accordance with the terms of this Agreement, and Owner shall indemnify Operator for any liabilities arising thereunder. To the extent Operator has leased any computer equipment or communications equipment for use at the Hotel in accordance with the provisions of this Agreement pursuant to chain-wide programs for the acquisition or leasing thereof, Owner shall have the right, at its option, either to request that any such lease be transferred to Owner (to the extent the same are transferable without the consent of third parties) or that Operator seek to buy out the equipment covered by any such lease, the cost of which shall be borne solely by Owner. Any such lease transfer or buy-out shall be subject to the approval of the third party owners of such equipment. If not assignable or if the same cannot be bought out, Operator shall remove all such equipment from the Hotel at any time on or after the effective date of termination of this Agreement but in no event later than fourteen (14) days thereafter.

(f) Bookings. Following the termination of this Agreement, Owner agrees that it shall, and shall cause any Successor Manager to, honor all bookings for future reservations or use of Hotel rooms or facilities which may have been accepted or entered into by Operator on or at any time prior to the termination of this Agreement, in accordance with the terms of such bookings as accepted by Operator (including, without limitation, bookings made in good faith by Operator for employee complimentary rooms, Gold Passport® reservations and bookings pursuant to outstanding gift certificates or Operator promotional programs). Operator shall, on the effective date of termination, provide Owner with a complete list of all such bookings, the terms applicable thereto, and the amount of advance deposits (if any) received with respect to each such booking. Owner will assume and fully indemnify Operator with respect to any advance deposits theretofore received by Operator, on behalf of the Hotel.

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(g) Notification of Customers. With respect to any guests or patrons having or seeking to make reservations at the Hotel for a date after the expected date of termination or expiration, Operator may inform such guests or parties that the Hotel will not be a Operator Hotel during all or part of their expected stay, or on their expected event date, and, if requested by the guest, may state that Operator operates other hotels in the area, naming such hotels.

(h) Licenses and Permits. All transferable licenses or permits relating to the Hotel which have been obtained in the name of Operator shall be transferred and assigned to Owner or the Successor Manager and Operator shall provide Owner with a complete listing of all permits and licenses (whether or not transferable and whether in Operator’s name or in the name of Owner) as soon as reasonably practicable prior to the effective date of termination so as to permit Owner or Successor Manager sufficient time to apply for new licenses or permits or to effect transfer to Owner’s name or the name of Successor Manager. With respect to any non-transferable licenses or permits, Operator agrees that it shall cooperate reasonably with Owner and Successor Manager in obtaining new licenses or permits, and, in connection therewith, shall surrender or agree to surrender corresponding licenses or permits to the extent applicable solely to the Hotel which are then carried in Operator’s name. The foregoing shall be without fee or other compensation to Operator other than reimbursement of Operator’s reasonable costs incurred in connection therewith.

(i) Operating Accounts. All funds in the Operating Accounts which are in excess of minimum amounts necessary to keep such accounts open, plus the amount of then outstanding checks, drafts, or orders of withdrawal or other items drawn against the Operating Accounts, and net of any amounts payable or reimbursable to Operator hereunder, shall be remitted to Owner as of the effective date of expiration or termination. Operating Accounts shall remain open for a period of one (1) year after expiration or termination in order to enable clearance of outstanding items. After such one (1) year period, Operator will cooperate with Owner to close all such Operating Accounts and transfer any remaining funds to Owner.

Provided Owner shall provide access to books and records of the Hotel, to the Hotel premises and to Hotel employees, Operator shall prepare and deliver to Owner, within sixty (60) days following the effective date of expiration or termination, an accounting as described in Section 4.8(b), which accounting shall be in final form to the extent practicable, the cost of which shall be an Operating Expense. Operator shall continue to cooperate with Owner and be

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available, and make any books and records available to the extent necessary, in order for Owner and the accountants to prepare the Annual Financial Statements for the applicable Fiscal Year in accordance with Section 4.8(b). In connection with the preparation of reports and accountings required of Operator hereunder, Owner agrees to grant to Operator continued access to the books of the Hotel for such purpose. Costs incurred in preparing reports and accountings by Operator shall be an Operating Expense.

(j) Accounts Payable. Accounts payable of the Hotel remaining unpaid as of the effective date of expiration or termination shall be assumed by Owner and paid as and when due. For this purpose, the term “accounts payable” shall include, without limitation, liabilities accrued as of such date, but not yet billed, together with any amounts required to be paid to Operator hereunder. In addition, if any items of FFE have been ordered prior to expiration or termination hereof in accordance with the provisions of this Agreement, Owner shall pay all required charges therefor, whether or not shipped or received at the Hotel prior to such date. Owner shall indemnify and hold Operator harmless from any cost or liability relating to the foregoing. After the effective date of expiration or termination, Operator will consult with Owner at Owner’s request (without fee but with no obligation to incur costs unless Owner reimburses such costs) regarding any accounts payable, including with respect to any disputes which may arise between Owner and the account creditor.

(k) Telephone Number. Owner may continue to use the telephone number of the Hotel as in effect prior to the expiration or earlier termination of this Agreement as the telephone number of the Hotel for a period of three (3) months after expiration or earlier termination hereof, after which Owner shall cease to use the same.

ARTICLE XIII

Indemnification

13.1 Indemnification of Operator.

Owner shall indemnify, defend and hold Operator (and its officers, directors, shareholders, agents, employees and Affiliates) free and harmless of and from any and all damages, liability, cost, claim or expense, including, without limitation, reasonable attorneys fees and expenses, arising out of or in any way related to the Hotel or to the performance by Operator of its duties hereunder or to the termination of this Agreement and the resulting transition of management of the Hotel and of the

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employment of Hotel Employees, except to the extent such damages, liabilities, costs, claims or expenses arise out of or are attributable to Operator’s Grossly Negligent Acts or Willful Misconduct; provided, however, Owner shall have no liability hereunder to the extent Operator is reimbursed for its loss from the proceeds of insurance maintained in accordance with the provisions of Article VII, and, with respect to such coverage, Operator agrees that it will, in good faith, pursue its available insurance recoveries prior to making demand on Owner for indemnity.

13.2 Indemnification of Owner.

Operator shall indemnify, defend and hold Owner (its partners, and their respective partners, members, shareholders, officers, directors, agents, employees and Affiliates) free and harmless of and from any and all damages, liabilities, costs, claims or expenses, including, without limitation, attorneys fees and expenses arising out of or in any way relating to Operator’s Grossly Negligent Acts or Willful Misconduct; ; provided, however, Operator shall have no liability hereunder to the extent Owner is reimbursed for its loss from the proceeds of insurance, and, with respect to such coverage, Owner agrees that it will, in good faith, pursue its available insurance recoveries prior to making demand on Operator for indemnity. Amounts paid by Operator in fulfillment of its indemnification obligations under this Section 13.2, shall not be deemed an expense of the operation of the Hotel and shall not be deducted in computing Gross Operating Profit, it being understood and agreed that such amounts shall be borne and paid for solely by Operator.

13.3 Survival.

The provisions of this Article XIII shall survive the expiration or earlier termination of this Agreement.

ARTICLE XIV

Dispute Resolution

14.1 Alternative Dispute Resolution.

Subject to Sections 14.4 and 14.6, the Parties agree for themselves and their respective Affiliates, and each of their respective shareholders, trustees, beneficiaries, directors, officers, employees or agents, that all controversies, disputes, or claims between the Parties arising from or relating to this Agreement (collectively, “Disputes”) shall be subject to, and resolved in accordance with, this

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Article XIV. (For the purposes of this Article XIV, the term “Party” shall refer to each of the Persons referenced in this Section 14.1).

14.2 Mediation.

(a) If either Party gives notice to the other Party of the existence of a Dispute, then, commencing within five (5) days after the date of such notice, the Parties shall, through their senior business representatives and (if they so desire) counsel, negotiate in good faith for a period of at least twenty (20) days in an effort to resolve the Dispute.

(b) If the Parties are unable to resolve the Dispute within such twenty (20) day period, either Party may then submit the Dispute to non-binding mediation under the then applicable rules and jurisdiction of the American Arbitration Association (“AAA”), in which event, the Parties shall participate in at least ten (10) hours of mediation within the thirty (30) day period after such Dispute has been submitted for mediation. The fees and costs of such mediation shall be borne equally by the Parties.

(c) If the Dispute remains unresolved at the conclusion of such mediation, either Party may then submit the Dispute to arbitration in accordance with Section 14.3.

14.3 Arbitration.

(a) Subject to Section 14.4 and 14.6, all Disputes that have not been resolved through negotiation or mediation pursuant to Section 14.2 shall be submitted to final and binding arbitration administered by the AAA. If the AAA no longer exists or is unable to administer the arbitration of the Dispute in accordance with this Article XIV, and the Parties cannot agree on the identity of a substitute arbitration service provider within ten (10) days after notice by the complaining Party, then such Party shall petition a             court of competent jurisdiction to identify a substitute arbitration service provider, who will administer the dispute resolution process in accordance with this Article XIV. The arbitration proceedings shall be held in             .

The arbitration shall be governed exclusively by the United States Arbitration Act or any successor law, without reference to any state arbitration statutes. In any such arbitration proceeding, each Party shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed

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in such proceeding shall be barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either Owner or Operator.

(b) The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules. The arbitrator must be chosen from a proposed list of at least thirty (30) arbitrators who are licensed attorneys and retired civil law judges each with no less than ten (10) years of judicial experience, and who are listed on the AAA’s National Roster of Neutrals (or such other equivalent replacement roster of experienced arbitrators that the AAA designates). All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of Operator’s then current principal business address. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law.

The arbitrator has the right to award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any Proprietary Mark generic or otherwise invalid or award any punitive, exemplary, or treble or other forms of multiple damages against either party. The award of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction.

(c) Operator and Owner agree that arbitration will be conducted on an individual, not a class-wide, basis; that only Operator (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees, as applicable) and Owner (and/or its Affiliates and its and their respective owners, officers, directors, agents and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section 14.3; and that an arbitration proceeding between Operator (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees) and Owner (and/or its Affiliates and its and their respective owners, officers, directors, agents and/or employees) may not be consolidated with any other arbitration proceeding between Operator and any other person. Notwithstanding the foregoing or anything to the contrary in this Section 14.3, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with this Article XIV.

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(d) Despite Operator’s and Owner’s agreement to arbitrate, Operator and Owner each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that Operator and Owner must contemporaneously submit the dispute for arbitration on the merits as provided in this Article XIV.

(e) The Parties agree that the award of the arbitrator shall be binding upon Operator and Owner, and that judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(f) No arbitrator shall (i) then be in the employ of any Person which, at the time of such arbitration, shall be a hotel operator or hotel management company, or (ii) have ever been in the employ of Owner or Operator.

(g) THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE OR EXEMPLARY DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW. THE ARBITRATOR’S FAILURE TO APPLY CONTROLLING LAW OR ENTRY OF A DECISION THAT IS NOT BASED ON SUBSTANTIAL EVIDENCE IN THE RECORD SHALL BE GROUNDS FOR MODIFYING OR VACATING AN ARBITRATION DECISION.

(h) Disputes Less than $500,000.

For any arbitration pursuant to which either party seeks an award for money damages in an amount less than Five Hundred Thousand and 00/100 US Dollars (US$500,000.00), the following provisions shall apply:

(1) Except as otherwise directed by the arbitrators, the Parties shall (i) produce relevant documents and information to each other as if Rule 34 of the Federal Rules of Civil Procedure applied to the arbitration proceeding. On a date set by the arbitrator, but in no event more than thirty (30) days after the arbitrator is selected, the

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Parties shall exchange document requests. The Parties may schedule up to three (3) depositions, which shall be noticed and taken in a manner consistent with the Federal Rules of Civil Procedure as if those Rules applied to the arbitration proceeding. Any such discovery shall be completed within sixty (60) days following the selection of the arbitrator.

(2) On a date set by the arbitrator, but in no event more than thirty (30) days after the depositions are complete, the Parties shall deliver to the arbitrator and each other a written statement of their respective positions with respect to the Dispute(s) at issue and their reasons in support thereof. Within fourteen (14) days thereafter, the Parties may submit to the arbitrator and, if so, deliver to each other, a written response to the other Party’s statement.

(3) Unless requested by the arbitrator, no hearing shall be required in connection with any arbitration, and the arbitrator may elect to base his or her award on the written material submitted by the Parties; provided, however, that the Parties shall submit to hearings, and be prepared to present testimony, if so requested by the arbitrator.

(4) Following receipt of the written materials from each Party provided for in subparagraph (2) above, and following any hearing held in connection with such arbitration, the arbitrator shall render his or her award; provided, however, that if more than one Dispute is submitted to the same arbitrator for resolution, each such Dispute shall be deemed a separate arbitration for purposes of this subparagraph and shall be subject to a separate award by the arbitrator.

(f) Disputes of $500,000 or More.

Any arbitration pursuant to which either Party is seeking an award for money damages equal to or in excess of Five Hundred Thousand and 00/100 US Dollars (US$500,000.00), shall be conducted pursuant to the Commercial Dispute Procedures of the AAA; provided, however, that, in all events, the parties shall (i) produce relevant documents and information to each other as if Rule 34 of the Federal Rules of Civil Procedure applied to the arbitration proceeding, and (ii) be entitled to take at least three (3) depositions, which shall be noticed and taken in a manner consistent with the Federal Rules of Civil Procedure as if those Rules applied to the arbitration proceeding. The arbitrator shall follow the Federal Rules of Evidence in making any evidentiary rulings.

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14.4 Litigation.

Notwithstanding anything to the contrary in this Article XIV, the Parties shall have the right to immediately commence litigation or other legal proceedings without seeking alternative dispute resolution with respect to any claims (a) by Operator relating to the Protected Names or Protected Marks, (b) relating to emergency or injunctive relief, or (c) relating to enforcement of the dispute resolution provisions of this Agreement. In furtherance of the foregoing, each Party acknowledges and agrees that (x) a Party shall have the right to seek to obtain injunctive relief without bond, but upon notice required under applicable Legal Requirements (an “Enjoining Party”); and (y) such injunctive relief shall be in addition to such further and other relief as may be available to an Enjoining Party or its Affiliates at law or in equity. Any action by either Party described in this Section 14.4 shall be brought in a court for                      or a court of the United States located in                     . The Parties consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum. The Parties also waive trial by jury in the event of any such action, and the Parties agree that service of process for purposes of any such action need not be personally served or served within the                     , but may be served with the same effect as if the Party were served within the             , by notice in the manner prescribed for notices under this Agreement pursuant to Section 16.5 below.

14.5 Prevailing Party’s Expenses.

The prevailing Party in any arbitration, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such arbitration, litigation or other legal action or proceeding (including any appeals and actions to enforce any arbitration awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of arbitrator fees and costs. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable arbitrator or court. All amounts recovered by the prevailing Party under this Section 14.5 shall be separate from, and in addition to, any other amount included in any arbitration award or judgment rendered in favor of such Party.

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14.6 Third-Party Litigation.

This Article XIV shall not apply in the event that a third party has commenced litigation against one or more Parties outside of                      (“Third Party Action”) and a defendant Party in the Third Party Action files a cross-complaint or third-party complaint against another Party that arises out of the same facts or transactions at issue in the Third Party Action.

14.7 Expert Determination.

Where this Agreement calls for a matter to be referred to an Expert for determination, the following provisions shall apply:

(a) The use of the Expert shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

(b) Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. The Expert may direct that such costs be treated as Operating Expenses;

(c) The Expert shall make its decision with respect to the matter referred for determination by applying the Hotel Standard; and

(d) The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (i) notify the parties in writing of his decision within thirty (30) days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

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ARTICLE XV

Representations, Warranties and Covenants

15.1 Representations of Owner.

Owner represents and warrants to Operator as of the Effective Date as follows:

(a) Owner is an entity duly organized and in good standing in its jurisdiction of organization as set forth on the first page hereof, and authorized to do business in the state in which the Hotel is located, and has all necessary authority and approvals to enter into this Agreement and perform its obligations hereunder.

(b) This Agreement constitutes a valid and binding obligation of Owner and does not and will not violate or conflict with any of the organizational or governing documents of Owner or any Legal Requirements to which Owner is subject, or the Hotel or any substantial portion of Owner’s assets is bound or affected.

(c) There are no legal proceedings pending, or, to Owner’s actual knowledge, threatened, against Owner that might result in any inability of Owner to perform its obligations pursuant to this Agreement.

(d) Owner has engaged no broker, agency or finder in connection with this transaction.

(e) Owner is the sole owner of the fee title to the Site and the Hotel, free and clear of any encumbrances that would have a material adverse effect on Operator’s ability to operate the Hotel in accordance with this Agreement.

(f) To Owner’s knowledge, (i) no hazardous or toxic materials, substances or wastes are or have been manufactured, generated, processed, used, handled, stored, disposed, released or discharged at, on, in, over, under or from the Hotel, the Site or the real property adjacent to the Hotel, (ii) there are no soil, water, air, mineral, chemical or environmental conditions or contamination at, on, in, over, under or from the Hotel, the Site or real property adjacent to the Hotel that does, or with the passage of time will, require any remediation, abatement, removal, clean up, monitoring or other corrective action, or notice or reporting to any governmental authority or employees or patrons of the Hotel, pose any threat to the health and safety of the employees or patrons of the Hotel or the environmental or natural resources in general, or

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otherwise require, based on Legal Requirements or standards of prudent ownership, any remediation, abatement, removal, clean up, monitoring or other corrective action, (iii) there exists no identifiable threat of the contamination of the Site by release of hazardous or toxic materials, substances or wastes or otherwise from existing sources adjacent to the Hotel, and (iv) there are no underground storage tanks at the Site.

15.2 Representations of Operator.

Operator represents and warrants to Owner as of the Effective Date as follows:

(a) Operator is an entity duly organized and in good standing in its jurisdiction of organization as set forth on the first page hereof, and authorized to do business in the state in which the Hotel is located, and has all necessary authority and approvals to enter into this Agreement and perform its obligations hereunder.

(b) This Agreement constitutes a valid and binding obligation of Operator and does not and will not violate or conflict with any of the organizational or governing documents of Operator or any Legal Requirements to which Operator is subject, or any substantial portion of Owner’s assets is bound or affected.

(c) There are no legal proceedings pending, or, to Operator’s actual knowledge, threatened, against Operator that might result in any inability of Operator to perform its obligations pursuant to this Agreement.

(d) Operator has engaged no broker, agency or finder in connection with this transaction.

(e) No third party has made any claim of rights or interests in the Brand (or against the Protected Names and Protected Marks associated therewith) that would prevent the use of the Brand or such associated Protected Names and Protected Marks in connection with the operation of the Hotel as a Brand Hotel as contemplated by this Agreement.

15.3 No Representation Regarding Forecasts.

In entering into this Agreement, Operator and Owner acknowledge that neither Owner nor Operator has made any representation to the other regarding forecasted earnings, the probability of future success or any other similar matter respecting the Hotel and that Operator and Owner understand

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that no guarantee is made to the other as to any amount of income to be received by Operator or Owner or as to the future financial success of the Hotel.

15.4 Quiet Enjoyment.

Owner covenants that throughout the Term, Owner shall have a valid and subsisting interest in the Hotel sufficient at all times to enable Operator to perform its duties and obligations hereunder in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Owner covenants and agrees, for the benefit of Operator, that so long as Operator shall not be in Default hereunder, Operator shall be entitled to operate the Hotel for the Term, and Owner shall, at no expense to Operator, undertake and prosecute all appropriate actions, judicial or otherwise, to protect the title of Owner in the Hotel and Operator’s rights with respect to the Operating Accounts so as to enable Operator to operate the Hotel in accordance with the provisions of this Agreement on an uninterrupted basis.

15.5 Condo-Hotel; Fractional Ownership.

Owner shall not subdivide the Hotel; including, without limitation, creation of a so-called “condo-hotel”, nor shall Owner subject the Hotel or any portion thereof or interest therein (or permit the same to be subjected) to a strata or condominium ownership or similar regime, or to any timeshare or fractional ownership regime, in each case without Operator’s consent, which may be granted or withheld in Operator’s sole discretion and which may be conditioned upon Owner and Operator having reached agreement on the terms pursuant to which Operator would (a) license the use of the Brand in connection with the sale of any interests in the Hotel and/or (b) provide management services to any such project.

15.6 Financing and Sales.

Any financing, sale (whether issuance of securities or otherwise) or issuance of indebtedness of any nature by Owner or any Person controlling Owner, shall be offered and sold only in compliance with all applicable Legal Requirements, including, without limitation, federal and state securities laws, and only upon disclosure to all purchasers, lenders and offerees that (a) neither Operator nor any of its Affiliates, officers, directors, agents or employees is an issuer or underwriter of the transaction, and that (b) Operator and said Affiliates, officers, directors, agents and employees have not assumed and shall not have any liability arising out of or related to the transaction, including, without

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limitation, any liability or responsibility for any financial statements, projections or other financial information, or descriptions of Owner or the Hotel, contained in any prospectus or similar written or oral communication. Operator shall have the right to approve any description of Operator, or any description of this Agreement, any depiction of the Protected Names and Protected Marks, any disclaimer language regarding subsections (a) and (b) above, or Owner’s relationship with Operator hereunder which may be contained in any prospectus or other communication and Owner shall furnish copies of all such materials to Operator for such purpose not less than fourteen (14) days prior to the delivery thereof to any prospective lender or purchaser.

15.7 Gaming Regulations.

Operator or its Affiliates (including certain Pritzker Family related companies) are, or may from time to time be, engaged, in the United States and foreign countries, in the ownership and operation of gaming facilities which require Operator and its Affiliates to comply with gaming regulations and to conduct periodic gaming compliance reviews. On request, Owner shall use commercially reasonable efforts to (a) provide Operator any information regarding Owner and its Affiliates and Ownership Participants as Operator reasonably believes is necessary to complete its compliance review, and (b) will use reasonable good faith efforts to obtain such information from actual or potential Lenders and Ground Lessors. In addition, if, at any time during the Term, or during the Pre-Opening Period, either Operator or any of its Affiliates (including any Pritzker Family related companies) receives notice from any gaming regulatory authority requesting information regarding Owner or any Ownership Participant, Owner agrees that it shall, and shall cause said Ownership Participant to, provide such information to Operator promptly and with due diligence. If Owner has concerns regarding the request, Owner may advise Operator setting forth the nature of its concerns, and Operator shall use its diligent efforts to enable Owner, or any of its Ownership Participants, to meet with relevant regulatory authorities to discuss any concerns relating to Owner, or any Ownership Participant, which any regulatory authority may have, and to work with that authority towards a solution to any such concerns or issues; provided, however, that (i) Operator shall have no obligations under this sentence if its action may adversely affect the issuance, renewal or continuing effectiveness of any gaming license; (ii) any costs incurred by Owner, or its Ownership Participants, shall not constitute Operating Expenses; and (iii) in no event shall any proposed agreement between Owner or its Ownership Participants and any gaming authority (x) contain any obligations binding on Operator or its Affiliates (including any Pritzker Family related company), (y) condition or otherwise limit the granting, renewal or continuing effectiveness of any gaming license held by Operator or its Affiliates (including any Pritzker Family related company), or (z) otherwise

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adversely affect or limit the rights and obligations of Operator hereunder, without, in each case, the written approval of Operator. In the event any gaming regulator shall determine that any gaming license applied for or held by Operator or its Affiliates (including any Pritzker Family related company) is subject to denial, revocation, non-renewal or the imposition of burdensome terms or conditions by reason of Operator’s association with Owner or any Ownership Participant, or any Lender or Ground Lessor, Operator shall have the right, exercisable by written notice to Owner, to terminate this Agreement (and, if applicable, the Pre-Opening Agreement), and all the rights and obligations of the parties hereunder (and, if applicable, under the Pre-Opening Agreement), such termination to be effective upon the date (not sooner than ninety (90) days nor later than one hundred eighty (180) days after delivery of said notice) set forth in the notice from Operator to Owner.

ARTICLE XVI

General

16.1 Interpretation.

(a) All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. In addition, the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or article.

(b) The Article and Section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(c) All pronouns and variations thereof used herein shall, regardless of the pronoun actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person may, in the context in which such pronoun is used, require.

(d) Time is of the essence of this Agreement and every portion hereof.

16.2 Approvals.

Unless otherwise expressly provided in this Agreement, whenever the approval or consent of either party to this Agreement is requested with respect to any matter, such approval or consent shall not be unreasonably withheld or delayed. If a party shall desire the approval or consent of the other

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party hereto to any matter, such party may give notice to such other party that it requests such approval, specifying in reasonable detail the matter as to which such approval is requested. If such other party shall not approve such matter in writing within thirty (30) days after receipt of such notice or such longer period as may be specifically provided for herein, such other party shall be deemed to have approved or consented to the matter referred to in such notice.

16.3 Force Majeure.

The obligations of either party to perform under this Agreement within specified times (other than the payment of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure. If, at any time during the Term, Operator is unable to perform its obligations under this Agreement due to Force Majeure, or if it becomes necessary, in Operator’s or Owner’s reasonable opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel due to the occurrence of a Force Majeure Cause, or to curtail or substantially modify Hotel operations to resulting changes in business conditions, Operator or Owner, after good faith consultation with the other, may close and cease or partially cease, or curtail or substantially modify, operation of all or any part of the Hotel as necessary based on the occurrence of the Force Majeure Cause, reopening and recommencing operation of the Hotel when Operator deems that the reopening and recommencement of operations may be done pursuant to applicable Legal Requirements and without jeopardy to the Hotel, its guests or Hotel employees, or Operator’s reputation as an operator of first-class hotels.

Within sixty (60) days after learning about the occurrence of any event that constitutes a Force Majeure Cause, or, if applicable, of the impact of an event which can reasonably be expected to have a material adverse affect on the financial performance of the Hotel and would therefore constitute a Force Majeure Cause, the party learning thereof shall give the other party written notice setting forth a description of the Force Majeure Cause or potential Force Majeure Cause and its cause (to the extent known to such party), and a description of the condition delaying the performance of such party’s obligations. In the case of Operator, such notice shall include a statement as to whether Operator anticipates that the provisions of Section 1.3(b) shall be applicable. Thereafter, as soon as reasonably practicable, said party shall also inform the other party of the expected duration of such Force Majeure Cause, or the expected duration of its impact on Hotel operations as well as the potential impact on performance of said party’s obligations under this Agreement, all to the extent known or reasonably

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estimable. The party whose performance hereunder is adversely affected by a Force Majeure Cause shall confer with the other party regarding the conditions caused by the Force Majeure Cause, the affected party’s plans with respect thereto, and shall provide any information concerning the foregoing as may be reasonably requested by the other party.

16.4 Estoppel Certificates.

On request from time to time Operator shall execute and deliver to Owner or any Lender or Ground Lessor, within thirty (30) days following Operator’s receipt of written request therefor, a certificate in a form reasonably satisfactory to Operator: (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications); (b) stating whether, to the actual knowledge of the general manager and controller of the Hotel, any Default by Owner exists, and if so, specifying each Default of which the general manager or controller may have knowledge and that said persons know of no act, event or omission that, with the giving of notice or the passage of time, or both, could become a default by Owner; and (c) providing any additional information reasonably requested by Owner or a Lender, and agreeable to Operator; provided, however, that in no event shall Operator be required to agree to any waivers with respect to the Agreement or other agreements in effect between the parties. The Parties acknowledge that the estoppel shall not constitute an amendment, modification or waiver of any term or condition of this Agreement, or any right or remedy of Operator hereunder with respect to any claims that are not known by Operator as of the date of such estoppel certificate. On similar notice or request from Operator, Owner, any Lender (with respect to any mortgage on the Hotel), or any Ground Lessor (with respect to any Ground Lease) shall execute and deliver to Operator a similar certificate. In the event of any conflict between the estoppel certificate and this Agreement, the terms of this Agreement shall prevail.

16.5 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon personal delivery thereof to, and actual receipt by, the other party; (b) upon electronic facsimile transmission to the other party, at its fax number as set forth below, provided such delivery is followed by an original of the notice delivered to the other party by overnight delivery or United States postal service delivery and provided the facsimile copy sent by the sender provides an automatic notation confirming the delivery thereof; (c) on the next business day following delivery by the sender to a recognized and reliable air freight delivery service; or (d) three (3) business days following

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deposit in the United States mails. All notices delivered hereunder shall be pre-paid by the sending party and shall be addressed to the parties as follows:

If to Owner:

Fax No.:

With a copy to:

Fax No.:

If to Operator:	Hyatt Center 71 South Wacker Drive 12th Floor Chicago, Illinois 60606 Attention: General Counsel Fax No.: 312.780.5282

Either party hereto shall have the right to change its address for notice or its fax number, or the identity of Persons (not more than two (2) in number) entitled to receive copies of any such notices, by delivery in the manner hereinabove provided of an appropriate notice to the other party setting forth the new address or the new fax number, or the identity of the additional or replacement Persons entitled to receive copies, or any one or more thereof.

16.6 Third Party Beneficiaries.

None of the rights or obligations hereunder of either party shall run to, or be enforceable by, or be deemed to have been made for the benefit of, any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.

16.7 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute a single instrument.

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16.8 Entire Agreement.

This Agreement, the Pre-Opening Agreement, and the exhibits to this Agreement and the Pre-Opening Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and writings between the parties.

16.9 Severability.

If any term or provision of any Article or Section of this Agreement, or the application thereof to any persons or circumstances, shall to any extent or for any reason be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of any Article or Section of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.10 Amendments.

This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties.

16.11 Successors and Assigns.

Subject to the express provisions of Article X above, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

16.12 Governing Law.

This Agreement is made pursuant to and shall be construed and interpreted in accordance with, the laws of                     . Subject to the provisions of Article XIV, any litigation between the parties relating to matters pertaining to the Hotel shall be brought only in federal or state courts having jurisdiction over the parties and the subject matter of the dispute, located in                     .

16.13 Survival and Continuation.

Notwithstanding the termination of the Term or Operator’s management of the Hotel in accordance with this Agreement, all terms, provisions and obligations of either party contained herein which, by the express terms of this Agreement, survive the expiration or termination hereof, or which, in

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order to give them effect and accomplish their intent and purpose, need to survive such termination (including, without limitation, the provisions of Article XIII hereof), shall survive and continue until they have been fully satisfied or performed.

16.14 Confidentiality.

(a) All information regarding the Hotel or Owner not otherwise in the public domain by publication or otherwise shall, except as otherwise herein expressly permitted or provided, be received and maintained by Operator in a confidential manner and shall not be disclosed to any third party without the prior written consent of Owner or otherwise in accordance with the express provisions of this Agreement. Owner agrees that it will hold strictly confidential and not disclose (i) any information relating to Operator and its operating procedures and policies including, without limitation, all Proprietary Materials, (ii) any of the terms or provisions of this Agreement, except with prior written consent of Operator and except pursuant to court order or otherwise required by law, or to potential Lenders or equity investors or potential purchasers with whom Owner is engaged in good faith negotiations relating to the Hotel, or to Owner’s lawyers, accountants or other similar consultants or professionals on an “as needed” basis in connection with matters pertaining to the Hotel, and with a clear and conspicuous identification of such information as confidential, and (iii) all information regarding Hotel operations (including, without limitation, financial results of operations, statistical data, pricing information, occupancy data including room rate information, bookings pace, customer or group information, and other such data and information), except for disclosures permitted by the preceding clause (ii).

(b) Notwithstanding the foregoing (but subject in all respects to applicable Legal Requirements), nothing contained herein shall be deemed to prohibit Operator from disclosing any such information to (i) reputable statistical computation firms who agree not to disclose the identity of the Hotel with respect to such confidential information; or (ii) other Persons when such disclosure is deemed reasonably necessary by Operator in order to perform its obligations hereunder; (iii) other Persons in accordance with lawful standard industry information sharing arrangements; (iv) financing sources and prospective purchasers of Operator, or its assets, or of the Hotel, who have executed a confidentiality agreement; or (v) gaming regulators as may be required pursuant to Section 15.7.

(c) The provisions of this Section 16.14 shall survive the expiration or earlier termination of this Agreement for any reason.

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16.15 Further Assurances.

Each party hereto shall execute and deliver all such other appropriate supplemental agreements and other instruments and take such action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties.

16.16 Intentionally Omitted.

16.17 Trade Area Restriction and Competing Facilities.

(a) Subject to the further provisions of this Section 16.17(a), during the Restricted Period, neither Operator nor any of its Affiliates shall open and operate, or authorize any other party to open and operate any Brand Hotel (other than the Hotel) the physical premises of which are located within the Area of Protection. The foregoing restriction shall not apply to:

(1) any hotel (including other hotels within the Operator Hotel Group) other than a Brand Hotel; or

(2) any timeshare or vacation ownership resort or any fractional ownership or whole-ownership residential property, or

(3) any Brand Hotel located within the Area of Protection as of the Effective Date, or any substitution, replacement or expansion of such existing Brand Hotel that does not increase the number of guest rooms in such Brand Hotel by more than thirty percent (30%) of the number of guest rooms existing in such Brand Hotel as of the Effective Date.

(b) Notwithstanding the general restriction described in the first sentence of Section 16.17(a), if at any time during the Term Operator or any of its Affiliates acquire, or acquire the right to operate or manage (whether through purchase, sale, merger, consolidation, or other transaction), another chain, franchise system, group or portfolio of at least four (4) hotels, one (1) or more of which hotels are located in the Area of Protection, Operator or its Affiliates may then convert, or cause to be converted, one or more of the acquired hotels within the Area of Protection from its (or their) original trade identity to Brand Hotels and then to operate, or authorize any other party to operate, such hotel or hotels as Brand Hotels. For avoidance of doubt, and as more fully set out in Section 16.17(a), Owner acknowledges and agrees that any

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ownership, operation or licensing of Brand Hotels (or any other hotels or other properties) outside of the Area of Protection is completely unrestricted.

(c) Owner hereby consents to the ownership, operation and licensing by Operator and its Affiliates of other Brand Hotels (with the exception of the area inside the Area of Protection for the duration of the Restricted Period except as otherwise set forth in Section 16.7(a)(1), (2) or (3)) outside of the Area of Protection and other non-Brand hotels within the Operator Hotel Group (including the addition of other hotels and hotel brands to the Operator Hotel Group), wherever located, and even if they may be deemed competitive with the Hotel, and Owner agrees that Operator shall not be prohibited or restricted from doing so, except as expressly provided in this Section 16.17.

(d) Notwithstanding the restriction described herein, the provisions of this Section 16.17 shall be conditioned upon, and shall be of no force and effect if the milestones as described in Section 12.1 (a), (b), (c), (d) of (e) are not met.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER:

By:
Its

OPERATOR:

HYATT CORPORATION, a Delaware corporation

By:
Its

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EXHIBIT A

Legal Description of Site

©2009 Hyatt Corporation

EXHIBIT B

Definitions

Except as herein expressly provided, and in addition to any other definitions herein contained, the following terms shall have the respective meanings as indicated below:

“Accountants” shall have the meaning set forth in Section 4.8(b).

“Adjusted Profit” shall mean, for any relevant period, an amount, not less than zero, equal to the excess (if any) of (x) Gross Operating Profit for such period over (y) the sum of the following amounts (but only to the extent that such amounts are not otherwise deducted in computing Gross Operating Profit):

(a)	An amount equal to the aggregate deposits to the Capital Fund made under Section 4.3(c) for such period;

(b)	The cost of insurance maintained by Owner and Operator in accordance with the provisions of this Agreement and allocable to such period in accordance with generally accepted accounting principles, together with the cost of insurance (if any) maintained by Owner with respect to the Hotel for such periods, subject to the limitations set forth in Article VII;

(d)	All real and personal property taxes for such period (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question) and allocable to such period in accordance with generally accepted accounting principles, including, without limitation, costs of contesting the same, but not in excess of the savings achieved by such contest;

(e)	The Basic Fee earned for such period (but not the Incentive Fee); and

(f)	All other amounts deductible in the calculation of Adjusted Profit in respect of such period under the express terms of this Agreement.

In no event shall any Capital Lease payments, any Capital Expenditures in excess of deposits to the Capital Fund, or any expenditures made from funds on deposit in the Capital Fund, or from the proceeds of insurance recoveries or condemnation awards, be deducted in computing Adjusted Profit.

“Affiliate” shall mean, with respect to any Person, any other person, firm, corporation, limited liability company, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more Persons. Accordingly (and without limiting the generality of the preceding provisions), a corporation shall be deemed under the “control” of another

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corporation, if a majority of the directors of said corporation also comprise a majority of the directors of the other corporation. Persons who are Affiliates of each other are sometimes herein referred to as being “Affiliated”.

“Agreement” shall mean this Hotel Management Agreement and any amendments hereafter entered into between the parties.

“Annual Plan” shall have the meaning set forth in Section 4.1.

“Annual Financial Statements” shall have the meaning set forth in Section 4.8(b)(2).

[“Area of Protection” shall have the meaning set forth in Section 16.17.]

“Basic Fee” shall have the meaning set forth in Section 6.1.

“Brand” shall mean [                    ].

“Brand Hotels” shall mean all hotels and resorts in the United States, Canada, and the islands of the Caribbean that are owned, managed, franchised or operated by Operator or its Affiliates under the Brand. No hotel shall be deemed a “Brand Hotel” solely by virtue of the fact that (i) it has the name “Hyatt” (or any other trade name of Operator) as part of its name or it refers to its affiliation with Operator or its Affiliates, such as “a Hyatt-affiliated hotel”, “a member of the Hyatt group of hotels”, “one of the family of Hyatt hotels”, “by Hyatt”, or similar such references, or (ii) it participates in the central reservations system or other Centralized Services offered by Operator or its Affiliates. Hotels operated by Hyatt International Corporation and its subsidiaries will not be considered Brand Hotels.

“Brand Standard Items” shall mean any specific (in terms of brand, specifications or otherwise) items of inventory, FFE, Operating Equipment or supplies, which are determined by Operator to be mandatory for all Brand Hotels or hotels within the Operator Hotel Group if deemed an appropriate point of comparison by Operator.

“Building(s)” shall mean all buildings and other permanent improvements constructed on the Site which shall include, without limitation, all buildings and other improvements in which are located guest rooms and suites, parking, restaurants, lounges, and health and recreational facilities, and shall also include those hotel amenities and facilities which are permanent improvements to the Site such as swimming pools, tennis courts, and the like.

“Building Systems” shall mean any structural, mechanical, electrical, plumbing, heating, ventilating, air conditioning and life safety equipment and systems; major architectural features or systems such as water features, curtain walls and roofs; major laundry appliances; major kitchen appliances; elevators and escalators; pumps, filters and other pool equipment; water features and other similar systems and items of equipment installed in or upon, and affixed to, the Building, whether or not the same may be movable and whether or not removal thereof would cause damage to the Building or the Site, excluding, however, any items of FFE.

“Business Day” or “business day” means days other than (i) Saturdays and Sundays, (ii) days which are federal, state or municipal holidays in                         .

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“Business Segment” applied to the Hotel shall mean that segment or segments of the hotel industry or the traveling public of which the Hotel shall be a part for operational or marketing purposes, as reasonably determined by Operator. The Hotel may be included in more than one Business Segment. A Business Segment may be identified on a customer basis (such as, for example, frequent individual business travelers), a geographical basis, on a target business basis (such as, resorts, convention hotels, or suburban hotels), or on a combination of the above or other factors.

“Capital Budget” shall have the meaning set forth in Section 4.1.

“Capital Expenditures” shall mean any costs or expenses actually incurred after the Opening Date (excluding costs of initial construction, furnishing, equipping and opening of the Hotel) with respect to the Hotel that are properly categorized as capital in nature under generally accepted accounting principles.

“Capital Fund” shall have the meaning set forth in Section 4.3(c).

“Capital Lease” shall mean any lease of FFE equipment or other items of personal property used or proposed to be used in connection with the operation of the Hotel and which, under generally accepted accounting principles, is classified as a “capital lease”. Owner shall provide Operator with such information (including, without limitation, a copy of the lease in question) as shall be relevant for purposes of determining whether said lease is properly classified as a capital lease under generally accepted accounting principles.

“Centralized Services” shall mean those services generally made available by Operator, or Affiliates of Operator, from time to time during the Term on a central, regional or other shared or group basis in whole or in part to Brand Hotels and such other hotels operated or licensed by Operator or its Affiliates that Operator reasonably determines shall be provided such services. Centralized Services may include, by way of example, (i) convention, business and sales promotion services (including the maintenance and staffing of Operator’s corporate office world wide sales force, national sales forces and regional sales offices located in various parts of the United States and the world), (ii) chain-wide marketing, advertising and public relations services, (iii) centralized reservations services, (iv) the frequent guest program of Operator and its Affiliates, (iv) technology and other services and (v) control services for, among others, food and beverage, rooms, accounting, engineering, risk and human resource departments, some or all of which may, from time to time, be provided from a shared services center; provided, however, such control services shall not include any amounts for Operator’s overhead in providing headquarters supervision over the management of the Hotel or over the management of any regional or shared services offices. The scope of, and manner of providing, the Centralized Services is subject to modification (including addition and deletion of services) from time to time during the Term.

“Centralized Services Charges” shall have the meaning set forth in Section 4.5(b).

“Centralized Services Costs” shall mean, with respect to any of the Centralized Services in which the Hotel participates (or is required to participate), all costs actually incurred or properly accrued by Operator or by any of its Affiliates during the period of determination in respect of the provision of such Centralized Services other than the costs of operational departmental supervision and control services, including (v) any costs or expenses payable to third party

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vendors or employees of Operator or its Affiliates (including support personnel) directly engaged in the rendition of such Centralized Services, (w) occupancy costs, (x) costs of equipment leases and capital improvements, (y) administrative expenses allocable to such services, and (z) allocation of related carrying costs. In any case in which employees of Operator or any Operator Affiliate devote less than all of their time to the provision of the applicable Centralized Services, employee costs shall be allocated in a reasonable manner determined in good faith by Operator to reflect the portion of time devoted by such employees to such Centralized Services. Other shared costs such as occupancy costs, utilities, and the like relating only partially to Centralized Services shall likewise be allocated by Operator to Centralized Services Costs on a fair and reasonable basis as determined in good faith by Operator so as to reflect, as nearly as reasonably possible, the portion of such costs fairly and reasonably attributable to the provision of Centralized Services. Any such allocation of shared personnel or other costs made by Operator in good faith and with the intention of fairly allocating such costs, shall be binding on the parties hereto. Centralized Services Costs shall include only the actual costs incurred by Operator, and shall not be subject to any mark up, premium or profit. Moreover, to the extent that Operator or any Affiliate of Operator receives (i) a fee or cost reimbursement from any third party, hotel, or hotel chain (including any hotel from the Operator Hotel Group other than Brand Hotels) in consideration of the provision of one or more of the Centralized Services to such third party, hotel or hotel chain, or (ii) any rebates, commissions or discounts from vendors or service providers whose costs are included as part of Centralized Services Costs, such amounts so received (including any profit element) will be offset against Centralized Services Costs. There shall likewise be credited against Centralized Services Costs with respect to any period any amounts that Operator or any of its Affiliates are entitled to be paid in respect of Centralized Services furnished during such period to hotels participating in Centralized Services that (because they are under construction or are otherwise being prepared for opening), are not included (or, if partially included, to the extent not so included) in the group of hotels among which Centralized Services Costs are then being allocated.

“Certificate of Authority” shall have the meaning set forth in Section 2.1(c).

“Chain Contracts” shall mean those contracts entered into by Operator from time to time with third party vendors of goods or services that are intended by Operator to be available for use at all Brand Hotels or Brand Hotels within a particular Business Segment.

“Controlling Interest” in a legal entity means, whether directly or indirectly, either (a) the record or beneficial ownership of, or right to control, fifty percent (50%) or more of the equity ownership of the entity, or (b) the effective control of the power to direct or cause the direction of that entity’s management and policies, including a general partnership interest (with respect to an entity that is a partnership) and a manager or managing member interest (with respect to an entity that is a limited liability company), or the power to appoint or remove any such party. In the case of (a) or (b), the determination of whether a “Controlling Interest” exists is made both immediately before and immediately after a proposed transfer.

“Corporate Personnel” shall mean any personnel from the corporate offices of Operator and its Affiliates who perform activities in connection with the services provided by Operator under this Agreement.

“CPI” shall mean the Consumer Price Index for United States City Averages for All Urban Consumers, All Items, published from time to time by the United States Bureau of Labor Statistics (1982-84 = 100). If the CPI is discontinued or is unavailable or is substantially revised,

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a comparable index agreeable to Owner and Operator reflecting the changes in the cost of living or the purchasing power of the consumer dollar, published by any governmental agency or recognized authority shall be used in place thereof. Unless otherwise provided, any CPI adjustment shall reflect CPI changes from the end of the CPI reporting period next preceding the Opening Date to the end of the CPI reporting period next preceding the effective date of any such adjustment.

“Cumulative Period” in connection with the calculation of Management Fees for any month shall mean the period from the beginning of the Fiscal Year in question to the end of the month for which the calculation is being made.

“Debt Service” shall mean both (i) the amount of principal and interest required to be paid under any indebtedness of Owner at any time during the Term secured by a mortgage or other similar lien on the Hotel, or any part thereof or interest therein, and (ii) the amount of rent required to be paid under any Ground Lease.

“Default”, “Event of Default” and “Defaulting Party” shall all have the meanings set forth in Section 11.1.

“Disputes” shall have the meaning set forth in Section 14.1.

“Effective Date” shall have the meaning set forth on the cover page.

“Employee Costs” shall mean the aggregate compensation, including, without limitation, salary, fringe benefits, incentive compensation, bonuses, employee performance and service awards, and other such amounts paid or payable to Hotel employees, and other employee related costs such as payroll taxes and COBRA expenses less the net benefit of any tax credits (after deduction for any costs incurred in applying for or claiming said tax credits) received by Operator during the applicable period in question by reason of employment at the Hotel. The term “fringe benefits” shall include, without limitation, the cost of pension or profit sharing plans, workers’ compensation benefits, group life and accident and health insurance or equivalent benefits, and similar benefits available to Hotel employees by virtue of their employment.

“Expert” shall mean an independent, nationally recognized hotel consulting firm or individual who is qualified to resolve the issue in question, and who is appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such nationally recognized consulting firm or individual and the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. Each party agrees that it shall not appoint an individual as an Expert hereunder if the individual who will perform the duties of the Expert (without regard to the firm he/she is affiliated with or employed by) is, as of the date of appointment or within six (6) months prior to such date, employed by such party or its Affiliates, either directly or as a consultant, in connection with any other matter. In the event that either party calls for an Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm or individual, and within ten (10) days of such respective selections, the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. If either party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert. Also, if the two (2) respective firms and/or

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individuals so selected shall fail to select a third nationally recognized consulting firm or individual to be the Expert, then such Expert shall be appointed by the American Arbitration Association and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

“FFE” shall mean all fixtures, furniture, furnishings and equipment located at the Hotel, together with all replacements therefor and additions thereto, but shall not include Operating Equipment.

“Financial Records” shall have the meaning set forth in Section 4.8(a).

“Fiscal Year” shall mean the calendar year except that the first Fiscal Year hereunder shall commence on the Opening Date and shall continue until the following December 31, and the last Fiscal Year hereunder shall end on the date of the expiration or earlier termination of this Agreement.

“Force Majeure” or “Force Majeure Cause” shall mean any one or more events or circumstances of material consequence beyond the reasonable control of the party whose performance is affected thereby that, alone or in combination, materially and adversely affects the operation of the Hotel whether or not such events or circumstances occur geographically in a location remote from the Hotel, including, without limitation, casualties, war, invasion, insurrection, acts of terrorism, sabotage, failure of transportation, outbreak of disease, inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market, actions of labor unions, and governmental actions (but excluding causes which can be controlled by the reasonable expenditure of money in accordance with usual business practices). Changes in market conditions, without another event or circumstance affecting the Hotel as enumerated above, shall not be a Force Majeure Cause.

“Foreclosure Purchaser” shall have the meaning set forth in Section 10.1(b).

“Funds Request” shall have the meaning set forth in Section 4.7(b).

“Gross Operating Profit” or “GOP” for any period shall mean the excess (if any) of (a) Gross Receipts for such period over (b) Operating Expenses for such period, calculated in accordance with the Uniform System.

“Gross Receipts” for any period shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the Hotel during such period, including all revenues derived from the sale during such period of rooms, food and beverages, spa services, and rents or fees payable by tenants or other service providers for such period (but not the gross receipts of such sub-tenants or service providers). Without limiting the generality of the foregoing, it is the intention of the parties that the term “Gross Receipts” shall mean all amounts properly accounted for as Total Revenue for Total Operated Departments in accordance with, and as defined in, the Uniform System. Notwithstanding the foregoing, there shall be excluded in determining Gross Receipts for any period the sum of (i) any sales, excise or occupancy taxes actually collected during such period in accordance with Legal Requirements from guests or patrons of the Hotel and either remitted, or required to be remitted, to appropriate taxing authorities; (ii) amounts collected from guests or patrons of the Hotel on behalf of Hotel tenants and other third parties; (iii) interest earned on funds held in Operating Accounts (if any); (iv) insurance proceeds, condemnation proceeds, financing or refinancing proceeds and the proceeds of sale of any real or personal property comprising part of the Hotel (as distinguished from the

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sale of merchandise, food and beverage and other consumer goods or services), (v) any “cure” payment made pursuant to Section 1.3(e); (vi) amounts paid either to Operator or the Hotel in reimbursement for expenses either reimbursed or reimbursable to Operator or to the Hotel by third parties; (vii) proceeds from the sale of FFE. Gross Receipts shall in all events include only amounts actually paid or payable to the Hotel (in cash or services), and shall not include, except as otherwise herein expressly provided, the value of any Hotel goods or services in excess of actual amounts paid (in cash or services) provided by the Hotel on a complimentary or discounted basis.

“Ground Lease” shall mean any lease to Owner of the Site, or the Site together with the Building, Building Systems and/or other real or personal property, or any part or parts thereof or interests therein, regardless of its term.

“Ground Lessor” shall mean the landlord or lessor under a Ground Lease.

“Hotel” shall mean the Site, the Building(s), the Building Systems, the FFE and the Operating Equipment, together with all other items of real and personal property at any time used in connection with the operation of the foregoing, collectively.

“Hotel Employees” shall mean all individuals employed at or for the direct benefit of the Hotel, to perform services in the name of the Hotel. For avoidance of doubt, Operator’s Corporate Personnel are not Hotel Employees.

“Hotel Standard” as applied to any aspect of the construction, operation, maintenance, repair, furnishing, equipping or refurbishment of the Hotel, shall mean a collective reference to (a) a standard of service and quality that (x) would generally be considered to be “first class” and (y) is equal to or better than the level of service and quality prevailing from time to time at the Brand Hotels, and (b) the operational standards, policies and programs generally applicable to the Brand Hotels.

“Hurdle Amount” shall mean annual an amount equal to eleven percent (11%) of Owner’s Invested Capital as of the last day of any Fiscal Year. For any Fiscal Year consisting of less than twelve (12) full calendar months, the Hurdle Amount shall be prorated on a per diem basis on the actual number of days in such Fiscal Year in relation to 365 days in a full Fiscal Year.

“Incentive Fee” shall have the meaning set forth in Section 6.1.

“Institutional Lender” shall mean a foreign or domestic commercial bank, trust company, savings bank, savings and loan association, life insurance company, real estate investment trust, pension trust, pension plan or pension fund, a public or privately-held fund engaged in real estate and/or corporate lending, or any other financial institution commonly known as an institutional lender (or any Affiliate thereof) having a minimum paid-up capital (or net assets in the case of a pension fund) of One Hundred Million and 00/100 US Dollars (US$100,000,000.00) (as adjusted by the CPI Index). Institutional Lender shall also include any institution that manages the securitization of debt secured by a mortgage, deed of trust or security document encumbering the Hotel (a “Mortgage”), or to an entity which issues, or guarantees, securities backed (directly or indirectly) by, among other things, a Mortgage over the Hotel (a “Relevant Transferee”), or an entity which borrows funds from a Relevant Transferee, or to a society incorporated under the Building Societies Act of 1986, both of which shall not be subject to the minimum paid-up capital requirements (or net assets, respectively) of One Hundred Million and 00/100 US Dollars (US$100,000,000.00).

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“Key Personnel” shall have the meaning set forth in Section 4.4.

“Legal Requirements” shall mean any provision of law, including, without limitation, any statute, ordinance, regulation, rule, award or order of any governmental agency or tribunal having jurisdiction over the Hotel or its operations.

“Lender(s)” shall mean any Person, including any Person Affiliated with Owner or any Ownership Participant, providing debt financing secured by the Hotel or by the Ownership Interests of any Ownership Participant, or for the development, construction, furnishing, equipping or operation of the Hotel, or to refinance any financing obtained for any of the foregoing purposes, and any of its successors or assigns and, in the context of Lender as a Foreclosure Purchaser, any Affiliate of Lender.

“Mandatory Contracts” shall mean those Chain Contracts which, by the terms of such contracts, are, or by reasonable determination by Operator should be, regarded as standard for all Brand Hotels or all Brand Hotels within a Business Segment, and therefore in which participation therein by Brand Hotels, or those Brand Hotels within the applicable Business Segment, is mandatory.

“Major Project” shall have the meaning set forth in Section 4.3 (b).

“Management Fees” shall mean the Basic Fee and the Incentive Fee, collectively and without distinction between them.

“Minor Casualty” shall mean damage to the Hotel resulting from a fire or other casualty to such an extent that the total cost of repairs or restoration as reasonably estimated by Operator would not exceed thirty percent (30%) of the full replacement cost (excluding land, excavations, footings and foundations) of the Hotel.

“Non-Defaulting Party” shall have the meaning set forth in Section 11.3.

“Non-Disturbance Agreement” shall mean either the “Creditor Non-Disturbance Agreement” or the “Lessor Non-Disturbance Agreement” referred to in Section 10.1, without distinction between them.

“Opening Date” shall mean the date on which the Hotel shall first open for business to the public, as determined pursuant to Section 2.4(a) and the Pre-Opening Agreement.

“Operating Accounts” shall have the meaning set forth in Section 4.7(a).

“Operating Budget” shall have the meaning set forth in Section 4.1.

“Operating Equipment” shall mean linens, china, glassware, silverware, uniforms and the like, excluding FFE.

“Operating Expenses” for any period shall mean all ordinary and necessary operating and maintenance expenses of the Hotel incurred for such period, as determined in accordance with the Uniform System, without regard to any revisions or future editions thereof, or otherwise provided

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for in this Agreement, including, without limitation, Employee Costs, Centralized Services Charges, expenses reimbursable to Operator hereunder, utility costs, costs of maintenance and repair, and costs and expenses for marketing, advertising and promotion of the Hotel, but expressly excluding the following: (i) Management Fees; (ii) taxes (other than employment taxes included in Employee Costs); (iii) insurance premiums paid for any insurance policies maintained with respect to the Hotel; (iv) deposits to or expenditures from the Capital Fund; (v) costs for the rental of real or personal property (except, with respect to personal property, rentals incurred directly in connection with revenue generating activities); (vi) any depreciation and amortization of capital assets; (vii) costs for the administration of Owner (including any board or shareholder meetings) or Owner’s personnel, including salaries, wages, employee benefits and reimbursements of Owner’s directors, officers, employees or agents; and (viii) fees and costs for professional services, including the fees and expenses of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense.

“Operator Hotel Group” shall mean all hotels and resorts owned, operated or licensed by Operator or its Affiliates under the Brand or under any other brand or identification.

“Operator’s Grossly Negligent Acts or Willful Misconduct” shall mean any acts or omissions constituting criminal violations, gross negligence, willful misconduct or fraud committed by Operator, its Affiliates or the Corporate Personnel, in the performance of Operator’s duties under this Agreement. The acts or omissions (including criminal violations, grossly negligent, willful or fraudulent acts or omissions) of Hotel employees shall not be imputed to Operator, or be deemed to constitute Operator’s Grossly Negligent Acts or Willful Misconduct, unless such acts or omissions resulted from the criminal violations, gross negligence or willful misconduct of the Corporate Personnel in hiring or supervising such Hotel employees.

“Owner Organization Website” is a Website that mentions the Hotel and other hotels in which Owner and its Affiliates have an interest as part of Owner’s and its Affiliates’ portfolio of properties and that has a primary purpose of promoting the entire portfolio (rather than only promoting the Hotel).

“Owner’s Remittance Amount” shall have the meaning set forth in Section 4.7(d).

“Owner’s Invested Capital” shall mean the amount that equals (i) $             plus (ii) Owner-funded Capital Expenditures for the Hotel in excess of amounts on deposit or to be deposited in the Capital Fund, or from the proceeds of casualty insurance or condemnation, less the net sale proceeds from the sale of any portion of the Hotel (but not the sale proceeds for the sale of the Hotel to a successor Owner hereunder).

“Ownership Interest” shall mean the interest, direct or indirect, in Owner owned by any Ownership Participant.

“Ownership Participant” shall mean any shareholder, partner or member of Owner or other Person holding an ownership interest, direct or indirect, in Owner.

“Party” shall have the meaning set forth in Section 14.1.

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“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Opening Agreement” shall mean the Technical Services and Pre-Opening Agreement being executed and delivered, concurrently herewith, between Owner and Operator, setting forth the technical assistance and pre-opening services to be provided by Operator in connection with the Hotel.

“Pre-Opening Period” shall mean the period from the Effective Date to, but not including, the Opening Date.

“Prime Rate” shall have the meaning set forth in Section 6.4.

“Pritzker Family” shall mean (i) all natural and adoptive lineal descendants of Nicholas J. Pritzker, deceased, and their current and former spouses; (ii) all trusts for the benefit of any Person described in clause (i) and the trustees of such trusts in their capacities as such; (iii) all legal representatives of any Person or trusts described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by or under common control with any Person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for purposes of this definition shall mean the ability to direct or otherwise significantly affect the major policies, activities or actions of any Person.

“Proprietary Materials” shall mean (i) all software from time to time owned by, or leased or licensed on an exclusive basis to, Operator or Operator’s Affiliates (including, without limitation, revisions or enhancements to otherwise commercially available software) together with related source and object codes, (ii) the Protected Names and Protected Marks and all depictions thereof, either graphic or verbal, (iii) copyrighted materials, (iv) operating handbooks (including employee manuals, training materials, user manuals, and maintenance procedures, (v) operating policies and procedures, (vi) reporting and budgeting formats, (vii) Operator promotional materials, (viii) recipes, (ix) Gold Passport® members and member information, (x) customer information and customer contact lists for guests, patrons and groups patronizing other Operator Hotels (whether or not also patrons of the Hotel) with respect to their business at other Operator Hotels or at non-Brand Hotels, other than the information and lists specific to this Hotel, (xi) data and information on potential guests or groups, not otherwise guests or groups patronizing the Hotel, (xii) financial records of Operator and its Affiliates (except as otherwise herein expressly provided), (xiii) information relating to other Operator Hotels or non-Brand Hotels, other than those portions specific to this Hotel, (xiv) room rates and other charges at hotels other than the Hotel, (xv) business leads, booking proposals and tentative bookings not yet confirmed, and (xvi) information which Operator reasonably determines may not be disclosed by Operator or its Affiliates under applicable privacy or identity theft laws. Information and data on guests, patrons or groups relating to their use of Hotel facilities shall be deemed proprietary to both Operator and Owner, and each shall have the non-exclusive right to use the same both in connection with the ownership and operation of the Hotel, and otherwise. Information on guests and patrons of the Hotel, including all individual transient and group guest histories of the Hotel, to the extent relating to their stays at the Hotel, shall not be exclusively proprietary to Hyatt. In addition, none of the following shall be deemed proprietary to Hyatt (nor, with respect to clause (ii), to Owner): (i) any records, including correspondence, memos, notes, contracts and booking arrangements relating to bookings, whether group or individual, for use of Hotel facilities after the effective date of expiration or earlier termination of this Agreement; or (ii) information regarding group

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business at the Hotel prior to the effective date of expiration or earlier termination of this Agreement, such information being the name and address of guests, the dates of stay, and contact information with respect to such guests and the group or groups of which such guests were a part.

“Protected Marks” shall mean those logos, trademarks, trade names, copyrights, service marks and other intellectual property owned by Operator or its Affiliates (or otherwise used by Operator in the operation of Operator Hotels), whether or not used in connection with the operation of the Hotel during the Pre-Opening Period or the Term.

“Protected Names” shall mean the names “Hyatt” and [“Regency”] and any other name that includes the word “Hyatt” (such as, for example and without limitation, “Hyatt Regency” or “Grand Hyatt” or “Park Hyatt”) either alone or in conjunction with another word or words or any other name used in the operation of Brand Hotels or other hotels within the Operator Hotel Group, including, without limitation, “Gold Passport®.”

“Purchasing Company” shall mean any company or companies designated by Operator from time to time, which may or may not be a Operator Affiliate, to provide purchasing services to Operator Hotels as described in Section 4.6.

“Refurbishing Program” shall mean (i) any program for replacement of or additions to a major portion of FFE as part of a program to renovate a block of not less than twenty-five (25) guest rooms and suites; (ii) any program of replacement of carpeting, furnishings, fixtures or wall coverings in twenty-five percent (25%) or more of the Hotel public space, such as lobbies, guest room corridors, restaurants, banquet and meeting rooms and pre-function areas; or (iii) any material change in theme of any Hotel restaurant or bar that is reasonably anticipated to have a material adverse impact on Hotel performance. Refurbishing Programs exclude expansions of the Hotel.

“Restricted Period” shall mean the period of time commencing on the Opening Date and expiring on the date which is the earlier to occur of the following: (i) (            ) (        ) years following the Opening Date and (ii) (                )

“Site” shall have the meaning set forth in the Preliminary Statement.

“Successor Manager” shall mean any Person (including Owner or any Affiliate of Owner) designated by Owner as the manager and operator of the Hotel to succeed Operator upon expiration or earlier termination of this Agreement.

“Term” shall have the meaning set forth in Section 1.2.

“Total Casualty” shall mean damage to the Hotel resulting from a fire or other casualty to such an extent that the cost of repairs or restoration as reasonably estimated by Operator exceeds fifty percent (50%) of the full replacement cost (excluding land, excavations, footings and foundations) of the Hotel

“Uniform System” shall mean, at any time, the then-current edition of the “Uniform System of Accounts for the Lodging Industry”, as adopted by the Hotel Lodging Association of New York City, Inc., and the American Hotel & Lodging Association, as the same may be modified, amended, supplemented or superseded by any subsequent editions or revisions thereto.

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“WARN” or “WARN Act” shall mean the United States Worker Adjustment Retraining and Notification Act, together with any state and local laws, ordinances or regulations of similar import applicable to the Hotel, all as the same may have heretofore, or may hereafter, be amended.

“Website” means any web page, website, other online or Internet presence or other electronic medium.

©2009 Hyatt Corporation	B-12

EXHIBIT C

Certificate of Authority

The undersigned (“Owner”) is the owner of the Hotel located in                     ,                                 , at                                 , and commonly known as “[HOTEL NAME]” (the “Hotel”).

Owner and Operator Corporation (“Operator”) have entered into a certain Hotel Management Agreement, dated as of                      (the “Management Agreement”).

This will acknowledge, to all to whom this Certificate of Authority becomes known, that, pursuant to the Management Agreement, Owner, for itself and on behalf of its successors in interest and assigns with respect to the Hotel, has appointed Operator as the exclusive agent of Owner, with full power and authority, to manage and operate the Hotel for the benefit of Owner, and, in that connection, to take all action incidental thereto in its own name, or in the name of Owner.

All persons to whom this Certificate of Authority may be issued shall be fully protected in relying hereon and on Operator’s authority to manage and operate the Hotel and to take all action incident thereto, absent actual knowledge of said third party (i) of any revocation, expiration or termination of the Management; or (ii) limitation of Operator’s authority.

Dated:

OWNER:

By:
Its:

©2009 Hyatt Corporation

EXHIBIT D

Form of Non-Disturbance Agreement

©2009 Hyatt Corporation

EXHIBIT E

Area of Protection

©2009 Hyatt Corporation